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Second Quarter Report
 2004

MI Developments Inc.

PRESS RELEASE
MI DEVELOPMENTS ANNOUNCES SECOND QUARTER 2004 RESULTS

August 11, 2004, Aurora, Ontario, Canada......MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID" or the "Company") today announced its results for the three and six months ended June 30, 2004. All figures are in U.S. dollars unless otherwise noted.

	REAL ESTATE BUSINESS
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(in thousands, except per share figures)	2004 Actual	2003 Pro Forma(1)	2004 Actual	2003 Pro Forma(1)
Rental revenues	$31,121	$29,168	$63,378	$55,902
Net income(2)	$11,905	$13,452	$23,174	$26,058
Funds from operations ("FFO")(2)(3)	$23,312	$22,027	$45,713	$42,640
Diluted FFO per share(2)	$0.48	$0.46	$0.95	$0.89

	MID CONSOLIDATED ACTUAL
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Revenues
Real Estate Business	$31,121	$29,168	$63,378	$55,726
Magna Entertainment Corp ("MEC")	191,451	188,267	484,125	458,382

	$222,572	$217,435	$547,503	$514,108

Net income (loss)
Real Estate Business(2)	$11,905	$4,641	$23,174	$8,711
MEC(4)	(8,221)	742	(1,969)	7,977

	$3,684	$5,383	$21,205	$16,688

Diluted earnings per share(4)(5)	$0.08	$—	$0.44	$—

(1)	On August 19, 2003, the shareholders of Magna International Inc. ("Magna") approved spin-off transactions to list MID as a separate, publicly-traded company. Pro forma results for the Real Estate Business give effect to the spin-off transactions, including business combinations, changes in legal, capital and lease structures, and committed levels of executive compensation for new officers of MID, as though all of these changes had occurred effective January 1, 2002. No pro forma adjustments were required to be made to the results for the three and six months ended June 30, 2004.
(2)
The Real Estate Business' results for the six months ended June 30, 2004 reflect (i) $3.9 million ($3.0 million net of income taxes) of expenses incurred in the three months ending March 31, 2004 related to the payment of lump sum employee settlement allowances of $2.5 million to two executives and a related non-cash charge of $1.4 million on expensing the fair value of outstanding stock options previously granted to these executives and (ii) a one-time future income tax charge of $2.0 million incurred in the three months ending June 30, 2004 in order to revalue downwards future tax assets related to Austrian operations to reflect decreases in corporate income tax rates. Excluding the impact of these items, for the three months ended June 30, 2004, the Real Estate Business' net income was $13.9 million and for the six months ended June 30, 2004, the Real Estate Business' net income was $28.2 million, FFO was $47.3 million, and diluted FFO per share was $0.98.
(3)
FFO and diluted FFO per share are measures widely used by analysts and investors in evaluating the operating performance of real estate companies, however, FFO does not have a standardized meaning under Canadian GAAP and therefore, is unlikely to be comparable to similar measures presented by other companies. Please refer to "Reconciliation of Net Income to Funds From Operations" below.
(4)
Net income (loss) and diluted earnings per share include the impact of non-cash write-downs of MEC's long-lived assets recorded during the three months ended June 30, 2004 of $26.7 million. The impact of these write-downs to MEC's segment net income for the three and six months ended June 30, 2004 was $16.0 million, and the impact to consolidated net income for the three and six months ended June 30, 2004 was $9.4 million. The impact to diluted earnings per share for the three and six months ended June 30, 2004 was $0.19.
(5)	Diluted earnings per share are not presented for the three and six months ended June 30, 2003, as those periods were prior to August 29, 2003, the effective date of the spin-off from Magna.

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REAL ESTATE BUSINESS

Results of Operations

On September 2, 2003, 100% of our shares were distributed by Magna to its shareholders of record on August 29, 2003 and we became a separate, publicly traded company. Pro forma results, which are presented for the three and six months ended June 30, 2003, give effect to the "spin-off" transactions as though they occurred on January 1, 2002. Pro forma results have been provided for the prior year in order to allow a more meaningful basis for comparison of our current and prior year's financial performance.

Six Months Ended June 30, 2004

For the six months ended June 30, 2004, rental revenue was $63.4 million, an increase of $7.5 million or 13% over pro forma rental revenue for the six months ended June 30, 2003 of $55.9 million. The higher rental revenue reflects an increase of $4.3 million due to the strengthening of the Canadian dollar and the euro against the U.S. dollar, completed development projects coming on-stream of $2.0 million, and contractual rent increases including certain rent adjustments of $2.8 million, partially offset by a decrease in the straight-line rent adjustment of $1.5 million and the effect of vacancies net of lease renewals, which lowered revenues by $0.1 million.

For the six months ended June 30, 2004, net income of the Real Estate Business was $23.2 million. Included in this amount are one-time expenses of (i) $3.0 million for employee settlement expenses incurred in the 2004 first quarter and (ii) a $2.0 million future income tax charge in the 2004 second quarter (see footnote (2) above for details). Absent these one-time charges, net income of the Real Estate Business for the six months ended June 30, 2003 was $28.2 million representing an increase of $2.1 million or 8% over the pro forma net income for the six months ended June 30, 2003. The increase in net income is attributable to increased rental revenues of $7.5 million offset by higher general and administrative expenses of $4.1 million and depreciation expense of $1.5 million.

The increase in general and administrative expenses is due to the additional public company costs and additional staffing costs (in addition to the incremental "committed" executive compensation costs included in the pre-spin off pro forma general and administrative expenses for the six months ended June 30, 2003) incurred by the company following the spin-off from Magna.

FFO for the six months ended June 30, 2004 was $45.7 million, or $0.95 per share. Excluding employee settlement cash payments, net of income taxes, of $1.6 million, FFO in the first six months of 2004 was $47.3 million or $0.98 per diluted share, up 11% from pro forma FFO of $42.6 million or $0.89 per share for the corresponding period of 2003.

Three Months Ended June 30, 2004

For the three months ended June 30, 2004, rental revenue was $31.1 million, an increase of $1.9 million or 7% over pro forma rental revenue for the three months ended June 30, 2003 of $29.2 million. The higher rental revenue reflects an increase of $1.0 million due to the foreign exchange impact of a weaker U.S. dollar, completed development projects coming on-stream of $0.9 million, and contractual rent increases including certain rent adjustments of $0.9 million, partially offset by a decrease in the straight-line rent adjustment of $0.8 million and the effect of vacancies and other items, which lowered revenues by $0.1 million.

Net income for the 2004 second quarter was $11.9 million. Excluding a one-time future income tax charge of $2.0 million, net income for the three months ended June 30, 2004 was $13.9 million, an increase of $0.4 million or 3% over the prior year pro forma amount of $13.5 million. The increase in net income was primarily the result of higher rental revenues of $1.9 million and lower income taxes of $0.5 million offset by increases in general and administrative expenses of $1.7 million and depreciation expense of $0.3 million.

FFO in the three months ended June 30, 2004 was $23.3 million, or $0.48 per share, up 6% from pro forma FFO of $22.0 million and $0.46 per share in the prior year period.

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Operating and Development Highlights

At June 30, 2004, the Real Estate Business had 24.8 million square feet of leasable area with annualized lease payments of $128.5 million representing a return of 12% on the net book value of our income-producing property portfolio.

At June 30, 2004, MID's construction group had seven properties under development: two in each of Canada and Austria, and one each in the U.S., Germany and the Czech Republic. These developments include expansions to existing facilities and when completed will add a total of approximately 300,000 square feet to our income-producing portfolio. The total anticipated project costs related to these projects are $22.4 million, of which $11.8 million has been spent as of June 30, 2004.

We continue to act as construction manager for a new 900,000 square foot manufacturing facility in Bowling Green, Kentucky for the Magna group. We are discussing with Magna the possibility of a purchase/leaseback of this facility.

MAGNA ENTERTAINMENT (MEC)

MEC's racetracks operate for prescribed periods each year. As a result, racing revenues and operating results for any quarter will not be indicative of MEC's revenues and operating results for the year. MEC's financial results for the second quarter of 2004 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. Results of Flamboro Downs were equity accounted for during the period prior to MEC's acquisition, which was completed on April 16, 2003. The comparative results for the second quarter of 2003 also do not reflect the operations of Magna Racino™ and RaceONTV™, the European simulcasting and distribution business, which commenced operations in 2004.

Revenues for the second quarter and first six months of 2004 increased 2% to $191.4 million and 6% to $484.1 million from the prior year comparable periods, respectively. The increased revenues in the second quarter of 2004 resulted primarily from increased decoder revenues at MEC's California racetracks as a result of revenue being recognized for amounts previously in dispute, increased attendance and wagering at Pimlico on the Preakness Stakes® and the opening of Magna Racino™, partially offset by reduced gross wagering revenues at Santa Anita Park and Gulfstream Park as a result of seven fewer live race days. The increased revenues for the first six months of 2004 resulted primarily from the acquisition of Flamboro Downs on April 16, 2003, increased decoder revenues at MEC's California racetracks as a result of revenue being recognized for amounts previously in dispute, increased attendance and wagering at Pimlico on the Preakness Stakes® and the opening of Magna Racino™ partially offset by decreased access fee revenues from the Magna Golf Club and Fontana Sports facilities as a result of the expiry of the access agreements with Magna International Inc. on December 31, 2003 and March 1, 2004, respectively.

EBITDA was a loss of $15.2 million for the second quarter ended June 30, 2004, compared to earnings of $11.0 million in the prior year period, and was $19.2 million in the first six months ended June 30, 2004, compared to $42.8 million in the prior year period. EBITDA for the second quarter and first six months of 2004 was adversely impacted by a non-cash write-down of long-lived assets of $26.7 million related to the redevelopment of the Gulfstream Park racetrack and the racing surfaces at Laurel Park. The decline in the second quarter of 2004 was primarily attributable to the $26.7 million non-cash write-down, pre-operating and start-up costs incurred at Magna Racino™, RaceONTV™ and MEC's other European business developments of $6.5 million, and additional predevelopment and other costs of $3.4 million, partially offset by the gain on sale of Non-Core Real Estate properties of $9.6 million and improved results at the Maryland operations.

Net income decreased to a net loss of $8.2 million in the second quarter of 2004 compared to net income of $0.7 million in the prior year period and for the first six months of 2004 decreased to a net loss of $2.0 million compared to net income of $8.0 million in the prior year period. The net losses in the second quarter and the first six months of 2004 include the impact of the non-cash write-down of long-lived assets. The decline in the second quarter and first six months of 2004 is due to the EBITDA decreases as noted above and increased depreciation and amortization and interest expense in the three and six month periods ended June 30, 2004 compared to the comparable 2003 periods.

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At June 30, 2004, the market value of MID's shareholding in MEC was $370.7 million, based on the closing price of $5.90 for MEC Class A Shares (NASDAQ:MECA) on that date.

MEC Privatization

Last month, we announced an intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not currently owned by us. The number of shares of MEC Class A stock not owned by MID is approximately 40.8 million.

We are required by Canadian securities law to include in our offering materials an independent formal valuation of MEC prepared under the supervision of a Special Committee of Independent Directors of MEC. MEC announced in a press release dated July 13, 2004 that it had formed that Special Committee and that the Committee had retained RBC Capital Markets to complete the required valuation. After this valuation is provided to us we will file with the Securities and Exchange Commission ("SEC") our offering materials, specifically an offer to purchase/prospectus. This document must be cleared by the SEC before we can mail it to MEC Shareholders.

Dividends

We also announce that our Board of Directors declared a dividend on our Class A Subordinate Voting Shares and Class B Shares for the second quarter ended June 30, 2004. A dividend of U.S. $0.09 per share is payable on or after September 15, 2004 to shareholders of record at the close of business on August 31, 2004.

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Management's Discussion and Analysis of Operations and
Financial Position

Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") of MI Developments Inc. ("MID", "we", or the "Company") summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of MID for the three and six months ended June 30, 2004. All amounts are in United States ("U.S.") dollars and all tabular amounts are, unless otherwise noted, in thousands of U.S. dollars, except per share figures. This MD&A should be read in conjunction with the accompanying unaudited interim consolidated financial statements for the three and six months ended June 30, 2004, the unaudited pro forma consolidated statements of income (loss) for the three and six months ended June 30, 2004 and the audited consolidated financial statements for the year ended December 31, 2003, all of which are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Additional information relating to MID, including our Annual Information Form dated May 18, 2004, can be found on our website at www.midevelopments.com and on SEDAR at www.sedar.com.

GENERAL

Overview

MID is a real estate operating company engaged in the ownership, management, leasing, development and acquisition of industrial and commercial properties in North America and Europe (the "Real Estate Business"). The Real Estate Business comprises a global portfolio of 107 properties located in 10 countries including Canada, Austria, the U.S., Mexico, Germany, Belgium, the United Kingdom, Spain, Poland and the Czech Republic. Magna International Inc. ("Magna") and its wholly-owned subsidiaries (Cosma, Magna Steyr, Magna Drivetrain and Magna Donnelly) and publicly-traded subsidiaries (Decoma International Inc. ("Decoma"), Intier Automotive Inc. ("Intier") and Tesma International Inc. ("Tesma")) (collectively, the "Magna Group") are the tenants of all but two of our income-producing properties. The Magna Group, the most diversified automotive supplier in the world, designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, Mexico, South America and Asia.

In addition to the Company's Real Estate Business operation, MID has other operations held through a 59% controlling interest in its publicly-traded subsidiary, Magna Entertainment Corp. ("Magna Entertainment" or "MEC"). MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

MEC's racetrack properties, which include excess or under-utilized lands adjacent to some of the racing operations, are located in some of the premier urban real estate markets in the U.S. MEC plans to develop these under-utilized lands, and in some cases, re-develop the properties used in MEC's racing operations. MEC may also develop new properties for its racing operations. MID sees MEC's plans for these development and re-development projects as providing MID with opportunities to participate in these projects.

On July 13, 2004, MID announced its intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not currently owned by MID for consideration of U.S. $1.05 in cash and 0.2258 of an MID Class A Subordinate Voting Share per share of MEC Class A Subordinate Voting Stock. The anticipated transaction value was $285.8 million based on the closing price of MID's Class A Subordinate Voting Shares on July 12, 2004.

Segments

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented between wholly-owned operations (the Real Estate Business) and publicly-traded operations (Magna Entertainment). The segregation of operations between wholly-owned and publicly-traded recognizes the fact that in the case of the Real Estate Business, the

MI Developments Inc.      2004    5

Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas in the case of MEC, such responsibility resides with MEC's separate board of directors and executive management.

MID controls 96% of the votes attached to MEC's outstanding stock, and is therefore required to include MEC in its consolidated financial statements in accordance with GAAP. MEC accounts for approximately 51% of the Company's consolidated total assets as at June 30, 2004, 86% of the Company's consolidated revenue for the three months ended June 30, 2004 and 88% of the Company's consolidated revenue for the six months ended June 30, 2004. The Company's Consolidated Statements of Income (Loss), Consolidated Statements of Cash Flows, Consolidated Balance Sheets and the MD&A have been arranged so as to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

Spin-off Transactions and Pro Forma Results of Operations

MID is the successor to the real estate division of Magna International Inc. ("Magna"), which was reorganized as an autonomous business unit within Magna between August 1998 and January 1999.

On July 7, 2003, Magna announced a reorganization (the "Spin-off Transactions") under which, subject to shareholder and regulatory approvals, it planned to distribute 100% of the shares of MID to Magna's shareholders. On August 19, 2003, at a special meeting of shareholders, the Spin-off Transactions were approved by over 97% of the votes cast by holders of each of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class voting separately.

A distribution of one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares and one MID Class B Share for every two Magna Class B Shares was made on September 2, 2003 to Magna shareholders of record at the close of business on August 29, 2003. For further details on the initial public distribution of the MID Class A Subordinate Voting Shares and the MID Class B Shares, including a more detailed discussion of the Spin-off Transactions, refer to MID's Prospectus dated August 18, 2003 (the "Prospectus").

In order to provide a more meaningful basis for comparison, the Company has provided unaudited pro forma consolidated statements of income (loss) for the three and six months ended June 30, 2003. The unaudited pro forma consolidated statements of income show adjustments made to the statements of income (loss) to give effect to the Spin-off Transactions, including business combinations, changes in legal, capital and lease structures, and committed levels of executive compensation for new officers of the Company, as though all of these changes had occurred effective January 1, 2002. While management believes the unaudited pro forma consolidated statements of income (loss) for the three and six months ended June 30, 2003 provide a more relevant comparison of operating results between periods, it is not necessarily indicative of the results of operations that would have resulted if the relevant transactions and changes had taken place as of January 1, 2002 in accordance with the assumptions and adjustments detailed in note 2 to the unaudited pro forma consolidated statements of income (loss).

Pro forma adjustments apply only to results for the three and six months ended June 30, 2003. No pro forma adjustments were required for the three or six months ended June 30, 2004, as none of the pro forma adjustments have any impact on the actual consolidated results for those periods.

The discussion on the results of operations of the Real Estate Business, included below under the headings "Real Estate Business Results of Operations – For the Six Months Ended June 30, 2004" and "Real Estate Business Results of Operations – For the Three Months Ended June 30, 2004" includes a comparison of the actual results for the three and six months ended June 30, 2004 with the pro forma, as well as the actual results for the corresponding periods of 2003.

Foreign Currencies

The Company has not entered into derivative financial arrangements for currency hedging purposes, and has not and will not enter into such arrangements for speculative purposes. Fluctuations in the U.S. dollar's value

6    MI Developments Inc.      2004

relative to other currencies (in particular, the euro and the Canadian dollar) will result in fluctuations in the reported U.S. dollar value of assets, liabilities, income and cash flow.

	Average exchange rate for the three months ended June 30,			Average exchange rate for the six months ended June 30,
	2004	2003	Change	2004	2003	Change
1 Canadian dollar equals U.S. dollars	0.735	0.717	+3%	0.747	0.689	+8%
1 euro equals U.S. dollars	1.206	1.139	+6%	1.227	1.106	+11%

	Exchange rate as at
	June 30, 2004	December 31, 2003	Change
1 Canadian dollar equals U.S. dollars	0.755	0.775	-3%
1 euro equals U.S. dollars	1.231	1.259	-2%

The preceding tables reflect the changes in average exchange rates during the three and six months ended June 30, 2004 and 2003, as well as the changes in the exchange rates as at June 30, 2004 and as at December 31, 2003 between the most common currencies in which we conduct our business and our U.S. dollar reporting currency. The changes in the foreign exchange rates for the three and six months ended June 30, 2004 from the prior year periods impacted the reported U.S. dollar amounts of the Company's revenues, expenses and income (loss).

The results of foreign operations are translated into U.S. dollars using the average exchange rates for the periods as shown in the table above. Throughout this MD&A, reference is made, where relevant, to the impact of foreign exchange fluctuations on reported U.S. dollar amounts.

REAL ESTATE BUSINESS

Income-Producing Portfolio

Portfolio Highlights

(in millions, except percentage and number of properties)	June 30, 2004	December 31, 2003
Annualized Lease Payments ("ALP")	$128.5	$127.0
Income-producing property, net book value ("IPP")	$1,067.6	$1,087.9
ALP as percentage of IPP	12.0%	11.7%
Leasable Area (square feet)	24.8	24.4
Number of income-producing properties	107	106

Annualized lease payments represent the lease payments for June 2004 and December 2003, multiplied by twelve, with rents denominated in foreign currencies being converted to U.S. dollars based on exchange rates in effect at June 30, 2004 and December 31, 2003, respectively as noted above in the table under the heading GENERAL – Foreign Currencies.

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The following table summarizes the items impacting the annualized lease payments during the three and six months ended June 30, 2004:

(in millions)	For the three months ended June 30, 2004	For the six months ended June 30, 2004
Annualized lease payments as at December 31, 2003	$—	$127.0
Annualized lease payments as at March 31, 2004	126.0	—
Effect of changes in foreign currency exchange rates and other	0.7	(2.1)
Completed projects on-stream	1.1	1.6
Contractual rent increases	0.7	2.0

Annualized lease payments as at June 30, 2004	$128.5	$128.5

Annualized lease payments at June 30, 2004 were $128.5 million, an increase of $2.5 million or 2% when compared to annualized lease payments of $126.0 million at March 31, 2004. The fluctuation in the value of the U.S. dollar against the euro and Canadian dollar during the three months ended June 30, 2004 had the effect of increasing annualized lease payments by $0.7 million. The $1.1 million increase in annualized lease payments from completed projects on-stream was the result of the completion of two expansion projects with approximately 0.2 million square feet of leasable area. Contractual rent increases were realized on one facility of approximately 0.3 million square feet of leasable area with associated increases in annualized lease payments of $0.7 million.

Annualized lease payments increased $1.5 million or 1% when compared to annualized lease payments of $127.0 million at December 31, 2003. The strengthening of the U.S. dollar against the euro and Canadian dollar during the six months ended June 30, 2004 had the effect of reducing annualized lease payments by $2.1 million. Completed projects on-stream include (i) refurbishments to existing facilities resulting in $0.4 million of annualized lease payments; and (ii) $1.2 million from the completion of three expansion projects with approximately 0.2 million square feet of leasable area. Contractual rent increases were realized on approximately 6.2 million square feet of leasable area and from certain land leases with associated increases in annualized lease payments of $1.5 million and $0.5 million, respectively when the rent increases are converted at average foreign exchange rates during the six months ended June 30, 2004.

The annualized lease payments by currency at June 30, 2004 and December 31, 2003 were as follows:

(in millions)	June 30, 2004		December 31, 2003
Euro	$57.4	44.7%	$58.3	45.9%
Canadian dollar	37.4	29.1	37.3	29.4
U.S. dollar	31.6	24.6	29.3	23.0
Other	2.1	1.6	2.1	1.7

	$128.5	100.0%	$127.0	100.0%

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Real Estate Business Results of Operations –
For the Six Months Ended June 30, 2004

Highlights

Six months ended June 30, (in millions, except per share amounts)	2004 Actual	2003 Pro forma	Change (%)
Revenues	$63.4	$55.9	+13%
Net Income[1]	$23.2	$26.1	-11%
Funds From Operations ("FFO")1,[2]	$45.7	$42.6	+7%
Diluted FFO per share1,[2]	$0.95	$0.89	+7%

1 The Company's net income, FFO and diluted FFO per share for the six months ended June 30, 2004 include the impact of (i) $3.9 million ($3.0 million, net of income tax expense) in expenses related to the payment of lump sum retiring allowances of $2.5 million to two executives, and a related non-cash charge of $1.4 million on expensing of the fair value of outstanding stock options previously granted to these executives. The Company's net income further includes a one-time future income tax charge of $2.0 million in order to revalue downwards future tax assets related to Austrian operations to reflect decreases in corporate income tax rates. Excluding the impact of these items, during the six months ended June 30, 2004, net income was $28.2 million, FFO was $47.3 million, and the diluted FFO per share amount was $0.98.

2 FFO is a measure widely used by analysts and investors in evaluating the operating performance of real estate companies, however, FFO and diluted FFO per share do not have standardized meaning under Canadian GAAP and therefore are unlikely to be comparable to similar measures presented by other companies. Pro forma FFO for the six months ended June 30, 2003 has been calculated using pro forma amounts determined as discussed above under the heading, Pro Forma Results of Operations.

Revenue

(in millions)
Pro forma revenue for the six months ended June 30, 2003	$55.9
Effect of changes in foreign currency exchange rates and other	4.3
Completed projects on-stream	2.0
Contractual rent increases and rent adjustments	2.8
Decrease in straight-line rent adjustment	(1.5)
Vacancies and other	(0.1)

Revenue for the six months ended June 30, 2004	$63.4

The strengthening of the average exchange rates for the euro and Canadian dollar against the U.S. dollar for the six months ended June 30, 2004 compared to the six months ended June 30, 2003 had a significant positive effect of $4.3 million on reported U.S. dollar revenues. The increase in revenues from completed projects on-stream of $2.0 million and contractual rent increases and other rent adjustments of $2.8 million represent the impact on revenues in the six months ended June 30, 2004 from projects brought on-stream and contractual rent increases realized between the first six months of 2003 and the first six months of 2004.

The actual revenue for the six months ended June 30, 2003 was $55.7 million, or $0.2 million lower than the pro forma amount of $55.9 million. The difference represents pro forma incremental revenue for January 2003 from the three Tesma facilities acquired on January 31, 2003 for which rental income commenced in February 2003.

The Real Estate Business records annual rental revenue from operating leases based on a straight-lining of the total contracted rent over the term of the lease. In North America, certain leases have fixed rent escalations every five years pursuant to which basic rent increases by a set percentage. Thus, the amount of revenue recorded on a lease in its early years exceeds the amount of the actual lease payments received in those years, whereas in the later years of the lease, the amount of revenue recorded is less than the amount of the

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actual lease payments. The impact of the straight-lining of rents was to increase revenue by $0.3 million in the six months ended June 30, 2004 (six months ended June 30, 2003 – $1.8 million).

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2004 increased by $8.0 million over the pro forma amount of $4.2 million for the six months ended June 30, 2003. The most significant portion of this increase relates to the $2.5 million in lump retiring allowances paid to executives in the first quarter of 2004, and the non-cash charge of $1.4 million from the expensing of stock options previously awarded to these executives. The remaining increase of $4.1 million was caused by:

  •
  incremental public company and staffing costs of $2.9 million as a result of the spin-off from Magna (in addition to "committed" executive compensation costs described below);

  •
  the weakening of the U.S. dollar in relation to the Canadian dollar and the euro, which accounted for $0.8 million of the increase; and

  •
  a non-cash charge of $0.4 million of stock-based compensation expense as a result of adopting new accounting standards as detailed in note 2 to the Company's interim consolidated financial statements for the six months ended June 30, 2004.

The actual general and administrative expenses for the six months ended June 30, 2003 were $3.6 million, or $0.6 million lower than the pro forma amount of $4.2 million. The difference represents incremental "committed" executive compensation costs that were expected to be borne by the Real Estate Business post spin-off.

Depreciation and Amortization Expense

Depreciation and amortization expense was up 10% or $1.5 million to $16.9 million for the six months ended June 30, 2004 compared to the pro forma amount of $15.4 million in the six months ended June 30, 2003. Of this increase, $1.1 million represents the increase in the value of the euro and Canadian dollar versus the U.S. dollar, with the remainder caused by new projects brought on-stream.

The pro forma adjustments to depreciation and amortization expense for the six months ended June 30, 2003 were immaterial.

Interest Income (Expense)

Interest income was $0.3 million in the six months ended June 30, 2004 while on a pro forma basis there was no interest income or expense in the corresponding period last year. The net interest income earned in the six months ended June 30, 2004 was from short-term investment of cash balances.

The reported actual interest expense for the six-month period ended June 30, 2003 was $21.5 million. Prior to the Spin-off Transactions, almost all interest expense incurred was paid to Magna, which charged interest on intercompany advances to the Real Estate Business. As part of the pro forma adjustments, the intercompany interest has been removed from the pro forma results, as all of the advances from Magna were eliminated as part of the Spin-off Transactions.

Gain (Loss) on Disposal of Real Estate

In the six months ended June 30, 2004, the Real Estate Business recognized a $0.1 million loss on the disposal of a vacant land parcel in Canada.

Income Tax Expense

In the six months ended June 30, 2004, the Real Estate Business' income tax expense was $11.2 million, representing an effective income tax rate of 32.7%. The effective rate in 2004 was impacted by $1.8 million of non-tax-deductible stock-based compensation expense and a future income tax expense of $2.0 million recorded in the second quarter of 2004, as the Real Estate Business was required to revalue downwards its

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future income tax assets related to its Austrian properties to reflect decreases in corporate income tax rates. Excluding the impact of these items, the effective tax rate for the six-month period ended June 30, 2004 was 26.4%. In the six months ended June 30, 2003, the pro forma income tax expense was $10.3 million providing an effective income tax rate of 28.3%. The decrease is due to the change in income subject to income tax in the various tax jurisdictions in which the company operates.

The actual income tax expense for the Real Estate Business for the six months ended June 30, 2003 was $6.5 million, representing an effective tax rate of 42.9%, which was 14.6% higher than the pro forma income tax rate. The difference between the effective tax rates is primarily due to changes in the capital structure of the Real Estate Business following the spin-off from Magna.

Funds From Operations ("FFO")

Six Months Ended June 30, (in thousands)	2004 Actual	2003 Pro forma	Change (%)
Net income	$23,174	$26,058	-11%
Add back (deduct) non-cash items:
Depreciation and amortization	16,872	15,391	+10%
Future income taxes	4,011	2,979	+35%
Stock-based compensation expense	1,764	—	—
Straight-line rent adjustment	(240)	(1,767)	-86%
Loss (gain) on disposal of real estate	132	(21)	—

FFO	$45,713	$42,640	+7%
Diluted FFO per share ($)	$0.95	$0.89	+7%
Diluted shares outstanding (thousands)	48,204	48,130	—

The improvement in the Real Estate Business' FFO of $3.1 million in the six months ended June 30, 2004 versus the prior year's pro forma amount is due to the year-over-year increase in revenues of $7.5 million, reduction in straight-line rent adjustments of $1.5 million, increase in interest income of $0.2 million, and decrease in cash taxes of $0.2 million, offset partly by increases in general and administrative expenses (excluding non-cash stock-based compensation expense of $1.8 million) of $6.3 million.

Excluding the retiring allowances recorded in the six months ended June 30, 2004 of $2.5 million ($1.6 million net of income tax expense), FFO was $47.3 million (diluted FFO per share of $0.98) or $4.7 million higher than the pro forma FFO for the corresponding period of 2003.

Real Estate Business Results of Operations –
For the Three Months Ended June 30, 2004

Highlights

Three months ended June 30, (in millions, except per share amounts)	2004 Actual	2003 Pro forma	Change (%)
Revenues	$31.1	$29.2	+7%
Net Income[1]	$11.9	$13.5	-12%
Funds From Operations ("FFO")	$23.3	$22.0	+6%
Diluted FFO per share	$0.48	0.46	+4%

1 The Company's net income for the three months ended June 30, 2004 includes a one-time future income tax charge of $2.0 million in order to revalue downwards future tax assets related to Austrian operations to reflect decreases in corporate income tax rates. Excluding the impact of the one-time income tax charge, net income for the three months ended June 30, 2004 was $13.9 million.

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Revenue

(in millions)
Pro forma revenue for the three months ended June 30, 2003	$29.2
Effect of changes in foreign currency exchange rates and other	1.0
Completed projects on-stream	0.9
Contractual rent increases and rent adjustments	0.9
Decrease in straight-line rent adjustment	(0.8)
Vacancies and other	(0.1)

Revenue for the three months ended June 30, 2004	$31.1

The strengthening of the average exchange rates for the euro and Canadian dollar against the U.S. dollar for the three months ended June 30, 2004 compared to the three months ended June 30, 2003 had a positive effect of $1.0 million on reported U.S. dollar revenues. The increase in revenues from completed projects on-stream of $0.9 million and contractual rent increases and other rent adjustments of $0.9 million represent the impact on revenues in the three months ended June 30, 2004 from projects brought on-stream and contractual rent increases realized between the second quarter of 2003 and the second quarter of 2004. The impact of the straight-lining of rents was to increase revenue by $0.1 million in the three months ended June 30, 2004 (three months ended June 30, 2003 – $0.9 million).

There were no pro forma adjustments to revenues for the three months ended June 30, 2003.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2004 increased to $3.9 million, up from the pro forma amount of $2.2 million for three months ended June 30, 2003. The increase of $1.7 million was caused by:

  •
  incremental public company and staffing costs of $1.3 million as a result of the spin-off from Magna (in addition to "committed" executive compensation costs of $0.3 million which were the only incremental costs included in the pre-spin-off pro forma general and administrative expenses);

  •
  the weakening of the U.S. dollar in relation to the Canadian dollar and the euro, which accounted for $0.3 million of the increase; and

  •
  a non-cash charge of $0.1 million of stock-based compensation expense as a result of adopting the new accounting standards for stock-based compensation as detailed in note 2 to the Company's interim consolidated financial statements for the three and six months ended June 30, 2004.

The actual general and administrative expenses for the three months ended June 30, 2003 were $1.9 million, or $0.3 million lower than the pro forma amount of $2.2 million. The difference represents incremental "committed" executive compensation costs that were expected to be borne by the Real Estate Business post spin-off.

Depreciation and Amortization Expense

Depreciation and amortization expense was up 4% or $0.3 million to $8.5 million for the three months ended June 30, 2004 compared to the pro forma amount of $8.2 million in the three months ended June 30, 2003. This change was primarily due to the increase in the value of the euro and Canadian dollar versus the U.S. dollar, with an immaterial change from new projects brought on-stream and dispositions.

There were no pro forma adjustments to depreciation and amortization expense for the three months ended June 30, 2003.

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Interest Income (Expense)

Interest income was $0.1 million for the three months ended June 30, 2004, while on a pro forma basis there was no interest income or expense in the corresponding period last year. The net interest income earned in the three months ended June 30, 2004 was from short-term investment of cash balances.

The reported actual interest expense for the three-month period ended June 30, 2003 was $11.0 million. Prior to the Spin-off Transactions, almost all interest expense incurred was paid to Magna, which charged interest on intercompany advances to the Real Estate Business. As part of the pro forma adjustments, the intercompany interest was removed as all of the advances from Magna were eliminated as part of the Spin-off Transactions.

Gain (Loss) on Disposal of Real Estate

Gains and losses on disposal of real estate were insignificant in the three months ended June 30, 2004 and 2003.

Income Tax Expense

In the three months ended June 30, 2004, the Real Estate Business' income tax expense was $6.9 million, representing an effective income tax rate of 36.8%. In the three months ended June 30, 2003, the pro forma income tax expense was $5.4 million providing an effective income tax rate of 28.6%. Excluding a one-time future income tax charge of $2.0 million in order to revalue downwards future tax assets related to Austrian operations to reflect decreases in corporate income tax rates, income tax expense was $4.9 million, providing an effective tax rate of 26.1%.

The actual income tax expense for the Real Estate Business for the three months ended June 30, 2003 was $3.4 million, representing an effective tax rate of 42.4%, which is 13.8% higher than the pro forma income tax rate. The difference in the effective tax rate is primarily due to changes in the capital structure of the Real Estate Business following the spin-off from Magna.

Funds From Operations ("FFO")

Three Months Ended June 30, (in thousands)	2004 Actual	2003 Pro forma	Change (%)
Net income	$11,905	$13,452	-12%
Add back (deduct) pro forma non-cash items:
Depreciation and amortization	8,518	8,182	+4%
Future income taxes	2,831	1,294	+119%
Stock-based compensation expense	124	—	—
Straight-line rent adjustment	(66)	(901)	-93%

FFO	$23,312	$22,027	+6%
Diluted FFO per share ($)	$0.48	$0.46	+4%
Diluted shares outstanding (thousands)	48,215	48,130	—

The improvement in the Real Estate Business' FFO of $1.3 million in the second quarter of 2004 versus the prior year's pro forma amount is due primarily to the year-over-year increase in revenues of $2.0 million, reduction in straight-line rent adjustments of $0.8 million, increase in interest income of $0.1 million, and decrease in cash taxes of $0.1 million, offset partly by increases in general and administrative expenses (excluding non-cash stock-based compensation expense of $0.1 million) of $1.5 million.

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Real Estate Business Statements of Cash Flows

Six Months Ended June 30, 2004

Operating Activities

The Real Estate Business generated cash flow from operations before changes in non-cash balances of $45.8 million in the six months ended June 30, 2004, up from $25.7 million in the six months ended June 30, 2003. Cash flow from operations before changes in non-cash balances increased as a result of the following factors: a $14.5 million increase in net income; a $1.8 million increase in incremental non-cash stock-based compensation expense in 2004; a $1.5 million increase in depreciation and amortization expense; a $1.5 million decrease in the non-cash adjustment to income for the straight-lining of rent; a $1.1 million increase in future income tax expense; and a $0.2 million increase in non-cash loss on the sale of real estate. These factors were partially offset by a $0.5 million decrease in other non-cash amounts.

In the six months ended June 30, 2004, the Real Estate Business generated $9.9 million in funding from changes in non-cash balances, compared to an investment in non-cash balances of $24.1 million in the six months ended June 30, 2003.

Investment Activities

In the six months ended June 30, 2004, the Real Estate Business spent $19.4 million in real estate property development expenditures on various projects undertaken for the Magna Group and received proceeds from the sale of real estate of $1.3 million.

Financing Activities

In the six months ended June 30, 2004, the Real Estate Business paid $8.7 million of dividends on MID's Class A Subordinate Voting Shares and Class B shares and made a $0.2 million repayment of long-term debt. Cash of $0.7 million was generated by the issuance of 30,000 Class A Subordinate Voting Shares upon the exercise of stock options.

Real Estate Assets

Overview

The Real Estate Business' real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale. The net book values of the Real Estate Business' real estate assets are as follows:

	June 30, 2004	December 31, 2003
Income-producing properties	$1,067,606	$1,087,883
Properties under development	12,087	8,700
Properties held for development	101,902	124,926
Properties held for sale	25,849	6,003

Real estate properties, net	$1,207,444	$1,227,512

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Income-Producing Properties

At June 30, 2004, the Real Estate Business had 107 income-producing properties under operating leases representing in the aggregate 24.8 million square feet of rentable space. The income-producing properties are comprised predominantly of industrial plants located strategically and used by the Magna Group to provide parts to assembly plants throughout North America and Europe. The portfolio also includes several office buildings that comprise 3.5% of the total square footage of income-producing properties. These office properties include the head offices of the Magna Group. The income-producing portfolio is situated in Austria, Canada, the U.S., Germany, Mexico, and five other European countries. The book value of the income-producing portfolio by country as at June 30, 2004 was as follows:

	Book Value	Percent of Total
Austria	$354,087	33%
Canada	311,706	29
U.S.	189,659	18
Germany	105,691	10
Mexico	70,130	7
Other European countries	36,333	3

	$1,067,606	100%

Properties Under Development

Development properties consist of projects currently in progress. At June 30, 2004, there were seven properties under development: two each in Austria and Canada, and one each in the U.S., Germany and the Czech Republic. These developments include expansions to existing facilities, and when completed will add a total of 285,000 square feet to our income-producing portfolio. The total anticipated project costs related to these projects are approximately $22.4 million of which $11.8 million has been spent as of June 30, 2004. The book value of properties under development at June 30, 2004 was $12.1 million including $0.3 million of land.

Properties Held for Development

At June 30, 2004, the Real Estate Business had 761.5 acres of land with a net book value of $101.9 million held for future development, down from 1,095.0 acres of land with a net book value of $124.9 million at December 31, 2003. The decrease in the net book value of properties held for development during the six months ended June 30, 2004 of $23.0 million was due to the following reasons:

  •
  the transfer of land with net book value of $1.5 million to properties under development;
  •
  the sale of land with net book value of $1.4 million;
  •
  the leasing of vacant land with net book value of $2.3 million and being classified as income-producing property;
  •
  the classification of land with net book value of $20.0 million as held for sale; and
  •
  the strengthening of the U.S. dollar against the euro and the Canadian dollar, resulting in a decrease of $1.5 million in properties held for development.

The effect of these was partially offset by the purchase of $3.7 million in new property for development.

Properties Held for Sale

At June 30, 2004, there was $25.8 million of properties held for sale including 3 properties in the U.S. totaling 102,000 square feet with a book value of $2.2 million, 2 properties in Canada totaling 310,000 square feet with a book value of $3.6 million, 272 acres of land in the U.S. with a book value of $19.0 million, and 31.3 acres of land in Canada with a book value of $1.0 million which were no longer of strategic value and were available for sale. Estimated fair market values of these properties exceed book values as at June 30, 2004.

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MAGNA ENTERTAINMENT

MEC's Business

Overview

MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. MEC currently operates or manages twelve thoroughbred racetracks, two standardbred (harness racing) racetracks, two racetracks that run both thoroughbred and standardbred meets and one greyhound track, as well as the simulcast wagering venues at these tracks. In addition, MEC operates off-track betting ("OTB") facilities and a national account wagering business known as XpressBet™, which permits customers to place wagers by telephone and over the Internet on horse races run at over 100 North American racetracks and internationally on races in Australia, South Africa and Dubai. MEC also owns and operates HorseRacing TV™ ("HRTV"), a television network focused on horse racing that MEC initially launched on the Racetrack Television Network ("RTN"). MEC is in ongoing discussions with cable and satellite operators with the goal of achieving broader distribution for HRTV. In July 2004, HRTV entered into a carriage agreement with the operator of the Dish Network that dramatically expands HRTV's distribution throughout the United States. HRTV is currently distributed to more than 11 million cable and satellite TV subscribers. RTN, in which MEC has a one-third interest, was formed to telecast races from MEC's racetracks and other racetracks, via private direct to home satellite, to paying subscribers. MEC also owns a 30% equity interest in AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry. To support certain of MEC's thoroughbred racetracks, MEC owns and operates thoroughbred training centres situated near San Diego, California, in Palm Beach County, Florida and in the Baltimore, Maryland area. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product.

MEC has commenced a major redevelopment of their Gulfstream Park racetrack. The project includes significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It also includes the construction of a modern clubhouse/grandstand offering an array of restaurants, bars and entertainment facilities. The capital budget for the redevelopment of Gulfstream Park, first announced in April 2004, has been increased to approximately $145 million.

MEC's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is MEC's expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project entails the demolition of a substantial portion of the current buildings and related structures, temporary facilities will be erected to house the 2005 meet.

The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet. Although the redevelopment is being scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of Gulfstream Park's operations during the 2005 meet and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

MEC has also commenced the redevelopment of the racing surfaces at Laurel Park. The project includes significant modifications and enhancements to the racing surfaces, including the construction of a new, wider turf course. As a result of the redevelopment, Laurel Park's 2004 summer meet, which runs from July 31, 2004 to August 27, 2004, has been moved to Pimlico Race Course. It is MEC's expectation that the new racing surfaces will be completed prior to the start of Laurel Park's 2004 fall meet. Although the redevelopment is being scheduled to minimize any interference with Laurel Park's 2004 fall meet, there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Laurel Park during that meet.

Initiatives related to the passage of legislation permitting alternative gaming at racetracks, such as slot machines, video lottery terminals and other forms of non-pari-mutuel gaming, are currently underway in a number of states in which MEC operates, including California, Florida, Maryland, Michigan, Ohio and Texas.

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The passage of such legislation can be a long and uncertain process. In addition, should alternative gaming legislation be enacted in any jurisdiction, there are a number of factors which will determine the viability and profitability of such an operation at one of MEC's racetracks. These factors include, without limitation, the income or revenue sharing terms contained in the legislation and applicable licenses, the conditions governing the operation of the gaming facility, the number, size and location of the other sites which are licensed to offer alternative gaming in competition with MEC, and the availability of financing on acceptable terms and the provisions of any ongoing agreements with the parties from whom MEC purchased the racetrack in question.

The Pennsylvania Senate and House of Representatives has passed the Pennsylvania Race Horse Development and Gaming Act and the Governor signed the legislation on July 5, 2004. The legislation authorizes the granting of slot machine licenses to up to seven Category 1 licensed facilities (i.e. racetracks) and up to five Category 2 licensed facilities (i.e. non-tracks), along with limited licenses to up to two Category 3 licensed facilities (i.e. resort hotels). The racetracks and non-track facilities, which successfully apply for slot machine licenses, will be permitted to operate between 1,500 and 3,000 slot machines each, subject to future expansion of up to 2,000 additional machines per facility with the approval of the Pennsylvania Gaming Control Board. The licensed resort facilities will be permitted to operate, on a limited basis, up to 500 machines each.

Each racetrack slot machine licensee in Pennsylvania will be required to pay 34% of its daily gross revenues from gaming less all monetary payouts ("Gross Terminal Revenues") to the State Gaming Fund, 4% of its Gross Terminal Revenues as a local share assessment, 5% of its Gross Terminal Revenues to the Pennsylvania Gaming Economic Development and Tourism Fund and a maximum of 12% of its Gross Terminal Revenues to a pool (the "Horsemen Pool") for distribution to each racetrack's horsemen, in the form of purses and other awards. Non-track and resort facilities will be bound to make the same percentage distributions but, since they do not conduct horse racing, they will contribute to the Horsemen Pool that portion of their Gross Terminal Revenues which is equal, on a pro rata basis, to the amount contributed to the Horsemen Pool by Category 1 licensees. The Horsemen Pool will then be allocated among the horsemen at each of the Category 1 licensed facilities, with the intention of providing payments to the horsemen at each racetrack, which are equivalent to 18% of that track's Gross Terminal Revenues.

All racetack licensees offering slot machines in Pennsylvania must pay an upfront fee of $50.0 million as directed by the Pennsylvania State government or one of its agencies. In addition, each racetrack licensee will be required to commit a minimum of $5.0 million over a five year period, and between $0.3 million and $1.0 million annually for five years thereafter, for improvements and maintenance of its backstretch. The legalization of alternative gaming at Pennsylvania racetracks is anticipated to have a significant positive impact on purses and on the Pennsylvania horse racing industry in general. MEC intends to pursue an application for a slot machine license at The Meadows, MEC's racetrack in the Pittsburgh area, in accordance with the requirements of the legislation and associated regulations without delay.

Under new legislation recently passed by the Oklahoma Senate and House of Representatives in February 2004, and signed by the Governor of Oklahoma on March 8, 2004, Remington Park, MEC's Oklahoma City racetrack, would be permitted to operate 650 player terminals for certain kinds of electronic gaming permitted at Native American casinos in the state. Remington Park's right to operate gaming machines under the new legislation is conditional on a number of events and approvals, including the ratification of a model tribal-state gaming compact by at least four Oklahoma Native American tribes. Furthermore, notwithstanding its passage by the Oklahoma Senate and House of Representatives and its approval by the Governor, the effectiveness of this legislation is subject to approval by the citizens of the State of Oklahoma in a referendum, which is scheduled to be held on November 2, 2004.

MEC is a participant in a coalition of interested parties in California, which has established an initiative to support the Gaming Revenue Act of 2004 in the State of California. In April 2004, sufficient signatures were obtained, subject to verification, to enable the Gaming Revenue Act of 2004 to qualify for inclusion on the November 2004 electoral ballot. MEC has committed up to $4.8 million to this initiative, which may be increased to $6.0 million upon certain conditions being satisfied, of which $1.8 million has been paid to June 30, 2004.

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MEC believes that the European marketplace offers significant potential growth for the export of MEC's horse racing. RaceONTV™ is a new service, based near Vienna, Austria, that offers simultaneous broadcasts of North American horse races and other racing content directly to off-track wagering operations located outside of North America. RaceONTV™ commenced operations during the first quarter of 2004. On April 4, 2004, MEC opened its newest racetrack, Magna Racino™, near Vienna, Austria. MEC anticipates hosting 50 days of live racing annually at the Magna Racino™ in a mixed thoroughbred and standardbred meet. In addition, MEC is currently in the process of completing a gaming facility at the Magna Racino™, which is expected to open in September 2004, which will include alternative gaming. The gaming facility will also include a race and sports book and an entertainment venue.

MEC has applied for horse racing licenses in certain other jurisdictions, including the Detroit, Michigan area where MEC has plans to develop a new racetrack, subject to regulatory and other approvals. In October 2003, a subsidiary of the Company purchased vacant land in Romulus, Michigan, which may serve as the site of the proposed racetrack. MEC continues to have discussions with MID regarding the potential terms of a long-term lease of such land.

In addition to MEC's racetracks, MEC owns a significant real estate portfolio which includes two golf courses and related recreational facilities as well as three residential developments in various stages of development in Austria, the United States and Canada. MEC is also working with potential developers and strategic partners for the development of leisure and entertainment or retail-based real estate projects on the excess land surrounding, or adjacent to, certain of MEC's premier racetracks. MEC has entered into a predevelopment management agreement with Forest City Enterprises, Inc. concerning the planned development of "The Village at Gulfstream Park™", an 80-acre, mixed-use retail, entertainment and residential project at Gulfstream Park. While MEC is exploring the development of some of its real estate, MEC intends to continue to sell its remaining non-core real estate (which had a book value of $2.4 million as of June 30, 2004) and may also sell its golf courses, residential developments and certain other real estate in order to generate additional capital for its racing business.

The lease on MEC's Bay Meadows site has been extended through December 31, 2004. Although MEC is continuing to explore alternative venues, including vacant land that it purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex, this project is still in the early stages of planning and is subject to regulatory and other approvals. It is unlikely that the Bay Meadows lease will be extended beyond December 31, 2004. If this lease is not renewed on comparable terms or at all, MEC's operating results would be materially adversely affected at least until such time as an alternative venue could be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as MEC's Bay Meadows operation has been. Bay Meadows has budgeted earnings before income taxes for 2005 of $3.0 million.

MEC is considering a redevelopment of the entire stable area at Laurel Park. In the event that MEC proceeds with this redevelopment currently contemplated, it would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at June 30, 2004 of the assets that would be demolished if this redevelopment were completed is approximately $3.2 million. If MEC decides to proceed with this redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, MEC would schedule the project to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there would likely be a temporary disruption to Laurel Park's operations during the racing season and there is a risk that the redevelopment would not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season and could materially adversely affect MEC's operating results.

The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc., the current owner of Rosecroft Raceway, a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The

18    MI Developments Inc.      2004

term of the Maryland Operating Agreement runs from June 9, 2004 through September 15, 2004, unless earlier terminated in accordance with its terms, or extended by mutual agreement of the parties.

The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and OTB facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. If the current arrangement is not renewed on comparable terms and the operating restrictions, which applied from April 19, 2004 to June 9, 2004, were to come into effect after September 15, 2004 for the remainder of 2004, the potential negative impact to MEC's earnings before income taxes in 2004 is estimated to be approximately $1.4 million.

In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of MEC, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $6.0 million had been spent by June 30, 2004. In addition, MEC has deposited $5.0 million in an escrow account and the remaining $4.0 million has been committed to be spent on future capital expenditures and renovations. MEC's 2004 capital expenditure plan anticipates satisfying this spending commitment by the end of 2004.

In December 2003, MEC entered into an agreement to sell the real property and buildings of its wholly-owned subsidiary, MI Racing Inc., which owns and operates Great Lakes Downs, for approximately $4.2 million, which represents the net book value of these assets. The closing of the sale is subject to a number of outstanding conditions including regulatory approval and a leaseback arrangement. In January 2004, MEC formally requested the transfer of the Great Lakes Downs racetrack license to the purchaser. On August 9, 2004, approval of that transfer was obtained from the Office of the Racing Commissioner in Michigan. Following the successful transfer of MEC's racetrack license, MEC will enter into a lease arrangement pursuant to which MEC will continue as the facility operator of Great Lakes Downs.

Pursuant to an access arrangement effective as of March 1, 1999, Magna has paid MEC an annual fee of €2.5 million to access the Fontana Sports golf course and related recreational facilities for Magna-sponsored corporate and charitable events, as well as for business development purposes. The access fee relating to Fontana Sports was payable until March 1, 2004. Pursuant to an access agreement effective as of January 1, 2001, Magna has also paid MEC an annual fee of Cdn. $5.0 million to access the Magna Golf Club. The access fee relating to the Magna Golf Club was payable until December 31, 2003. MEC is continuing to explore various means of monetizing or improving the returns from Fontana Sports and the Magna Golf Club. MEC's

MI Developments Inc.      2004    19

objective would be to realize at least the net book values of these properties from any sale, however, should MEC determine not to sell the properties, MEC would consider renewing or negotiating new access arrangements with Magna. The terms of any sale or renewal of the access arrangements will determine whether a write-down of the carrying value of these properties is required. The amount of such write-downs, if any, cannot reasonably be estimated until such terms are finalized. Furthermore, there can be no assurance that MEC will be successful in either concluding a sale of each of the golf courses, or entering into agreements to renew the access arrangements for such courses, on acceptable terms. The aggregate carrying value at June 30, 2004 of these golf course fixed assets is approximately $75.7 million. The aggregate net book value at June 30, 2004 of MEC's golf course net assets is approximately $64.9 million.

Seasonality

Most of MEC's racetracks operate for prescribed periods each year. As a result, MEC's racing revenues and operating results for any quarter will not be indicative of its racing revenues and operating results for any other quarter or for the year as a whole. Because five of MEC's largest racetracks, Santa Anita Park, Gulfstream Park, Lone Star Park at Grand Prairie, Pimlico Race Course and Golden Gate Fields, run live race meets principally during the first half of the year, MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenue and operating results.

MEC Results of Operations – For the Six Months Ended June 30, 2004

Racing Operations

In the six months ended June 30, 2004, MEC operated its largest racetracks for two fewer live race days compared to the prior year period. MEC's other racetracks operated an additional 115 live race days in the six months ended June 30, 2004, compared to the prior year period, primarily due to the completion of the acquisition of Flamboro Downs on April 16, 2003, which added 75 live race days to MEC's racing calendar, 25 additional live race days at Remington Park as a result of the return of the spring quarter horse meet, 23 live race days at Magna Racino™, which commenced operations on April 4, 2004, partially offset by nine fewer live race days at Thistledown due to the later start of the 2004 live race meet.

Set forth below is a schedule of MEC's actual live race days by racetrack for the first and second quarters and awarded live race days for the remaining quarters of 2004 with comparatives for 2003.

Largest Racetracks	Q2 2004	Q2 2003	Q1 2004	Q1 2003	YTD 2004	YTD 2003	Awarded Q3 2004	Q3 2003	Awarded Q4 2004	Q4 2003	Total 2004(1)	Total 2003
Santa Anita Park(2)	10	15	69	66	79	81	—	—	7	5	86	86
Gulfstream Park	15	17	76	72	91	89	—	—	—	—	91	89
Golden Gate Fields	—	—	69	66	69	66	—	—	38	40	107	106
Bay Meadows	55	55	—	—	55	55	23	24	26	26	104	105
Laurel Park	—	—	58	61	58	61	27	22	63	59	148	142
Lone Star Park	58	60	—	—	58	60	7	10	16	33	81	103
Pimlico Race Course	43	48	5	—	48	48	20	18	—	5	68	71

	181	195	277	265	458	460	77	74	150	168	685	702

Other Racetracks(3)
The Meadows	53	52	52	50	105	102	52	53	51	52	208	207
Thistledown	62	61	—	10	62	71	65	64	60	53	187	188
Flamboro Downs(4)	65	55	65	N/A	130	55	65	64	65	69	260	188
Remington Park	24	3	4	—	28	3	38	44	27	35	93	82
Portland Meadows	10	12	36	40	46	52	—	—	32	34	78	86
Great Lakes Downs	42	38	—	—	42	38	60	61	16	19	118	118
Magna Racino™	23	N/A	—	N/A	23	N/A	17	N/A	9	N/A	49	N/A

	279	221	157	100	436	321	297	286	260	262	993	869

Total	460	416	434	365	894	781	374	360	410	430	1,678	1,571

(1)
Includes actual live race days for the first and second quarters of 2004 and awarded live race days for the remainder of 2004.

(2)
Excludes The Oak Tree Meet, which runs primarily in the fourth quarter and is hosted by the Oak Tree Racing Association at Santa Anita Park. The Oak Tree Meet is scheduled to operate for 26 days in 2004 compared to 31 days in 2003.

(3)
Excludes Colonial Downs which is owned by a third party whose racing operations are managed by The Maryland Jockey Club.

(4)
Excludes live race days prior to MEC's acquisition of Flamboro Downs on April 16, 2003.

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Live race days are a significant factor in the operating and financial performance of MEC's racing business. Another significant factor is the level of wagering per customer on MEC's racing content on-track, at inter-track simulcast locations and at OTB facilities. There are also many other factors that have a significant impact on MEC's racetrack revenues. Such factors include, but are not limited to: attendance at MEC racetracks, inter-track simulcast locations and OTB facilities; activity through MEC's XpressBet™ system; the number of races conducted at MEC's racetracks and at racetracks whose signals MEC imports and the average field size per race; MEC's ability to attract the industry's top horses and trainers; inclement weather; and changes in the economy.

MEC's total revenues for the six months ended June 30, 2004 were $484.1 million, including $476.5 from racing operations and $7.6 million from real estate and other operations. This compares to revenues of $458.4 million in the comparable 2003 period, which included $449.4 million from racing operations and $9.0 million from real estate and other operations. The revenue increase of $27.1 million in MEC's racing operations is primarily attributable to the acquisition of Flamboro Downs on April 16, 2003, increased decoder revenues at MEC's California racetracks as a result of revenue being recognized for amounts previously in dispute, increased attendance and wagering at Pimlico on the Preakness Stakes® and the opening of MEC's newest racetrack, Magna Racino™, near Vienna, Austria on April 4, 2004. The period-over-period increase in the value of the euro and Canadian dollar against the U.S. dollar contributed $3.8 million of the increase in revenues.

In the six months ended June 30, 2004, gross wagering revenues from MEC's racing operations increased to $396.7 million, compared to $384.2 million in the 2003 comparable period, primarily due to a number of the factors noted above. Non-wagering revenues in the six months ended June 30, 2004 increased 22% to $79.8 million, compared to $65.2 million in the six months ended June 30, 2003, primarily due to commissions earned from the Flamboro Downs slot facility, increased admissions and parking revenues at The Maryland Jockey Club due to increased attendance during the Preakness, increased decoder revenues at MEC's California racetracks and increased food and beverage revenues at several of MEC's facilities. As a percentage of gross wagering revenues, non-wagering revenues increased from 17.0% in the six months ended June 30, 2003 to 20.1% in the six months ended June 30, 2004, primarily as a result of the same factors.

Golf and other revenues decreased 16% from $9.0 million in the six months ended June 30, 2003 to $7.6 million in the six months ended June 30, 2004, primarily due to a $2.5 million decrease in golf club access fee revenues from Magna compared to the prior-year period.

Purses, Awards and Other

Purses, awards, and other increased to $237.4 million in the six months ended June 30, 2004 from $233.0 million in the six months ended June 30, 2003, primarily due to the increase in gross wagering revenues for the period. The increase in value of the euro and Canadian dollar against the U.S. dollar contributed $0.5 million of the increase. As a percentage of gross wagering revenues, purses, awards and other decreased from 60.6% in the six months ended June 30, 2003 to 59.8% in the six months ended June 30, 2004, primarily due to the mix of wagers made, the states the wagers were made in and the mix of on-track versus off-track wagering.

Operating Costs

Operating costs increased $28.3 million to $178.4 million in the six months ended June 30, 2004, primarily due to the opening of Magna Racino™ for live racing, the acquisition of Flamboro Downs, increased activity at Santa Anita Park with the opening of an entertainment facility including a new restaurant and sports bar, higher costs of food and beverage due to increased food and beverage revenue and start-up costs related to RaceONTV™ and other European business developments. The higher value of the euro and Canadian dollar in relation to the U.S. dollar contributed $2.3 million of the increase. In addition, there was a $1.9 million increase in predevelopment and other costs, most of which was related to the pursuit of alternative gaming opportunities in states where MEC operates. As a percentage of total revenues, operating costs increased from 32.7% in the six months ended June 30, 2003 to 36.8% in the six months ended June 30, 2004, primarily

MI Developments Inc.      2004    21

due to pre-operating and start-up costs incurred in advance of revenues at Magna Racino™, RaceONTV™ and other European business developments, as well as at Santa Anita's new entertainment facility.

General and Administrative Expenses

General and administrative expenses were $32.0 million in the six months ended June 30, 2004, compared to $32.5 million in the six months ended June 30, 2003. General and administrative expenses in the six months ended June 30, 2004 include approximately $0.9 million of costs that relate to the start-up of MEC's European business units. The higher average exchange rate of the euro and Canadian dollar against the U.S. dollar contributed $0.2 million to the increase. Excluding these factors, general and administrative expenses decreased from the comparable period as a result of focused efforts to reduce costs. As a percentage of total revenues, general and administrative expenses decreased from 7.1% in the six months ended June 30, 2003 to 6.6% in the six months ended June 30, 2004, primarily due to cost containment efforts and higher racing revenues.

Depreciation and Amortization

Depreciation and amortization increased $2.4 million from $15.2 million in the six months ended June 30, 2003 to $17.6 million in the six months ended June 30, 2004, primarily due to the increased depreciation at MEC's Palm Meadows training center related to additional stall and dormitory construction, depreciation at Magna Racino™, which commenced operations on April 4, 2004, and Flamboro Downs depreciation, subsequent to its acquisition on April 16, 2003. The higher average exchange rate of the euro and Canadian dollar against the U.S. dollar contributed $0.3 million to the increase.

Interest Expense, Net

MEC's net interest expense for the six months ended June 30, 2004 increased $7.0 million over the prior year period to $12.3 million. The higher net interest expense is attributable to the issuance of $150.0 million of convertible subordinated notes in June 2003. In the six months ended June 30, 2004, $2.2 million of interest was capitalized with respect to projects under development, compared to $2.3 million in the comparable prior year period.

Write-down of Long-lived Assets

As a result of the major redevelopment of the Gulfstream Park racetrack, which entails the demolition of a substantial portion of the current buildings and related structures, and the redevelopment of Laurel Park's racing surfaces, a write-down of long-lived assets was necessary. As a result, MEC has recognized non-cash write-downs of $26.3 million and $0.4 million relating to Gulfstream Park and Laurel Park's long-lived assets, respectively, during the three months ended June 30, 2004.

Gains on Disposal of Real Estate

MEC sold four non-core real estate properties for proceeds of $16.4 million during the six months ended June 30, 2004 which generated gains of $9.6 million. MEC did not have any disposals of real estate during the six months ended June 30, 2003.

Income Tax Expense (Recovery)

An income tax recovery of $7.4 million was recorded on MEC's loss before dilution losses, minority interest, and income taxes of $10.5 million in the six months ended June 30, 2004, compared to an income tax expense provision of $9.2 million on MEC's income before dilution losses, income tax expense and minority interest of $22.3 million in the six months ended June 30, 2003. A reduction in enacted income tax rates in Austria caused the recognition of an income tax benefit of $5.2 million during the six months ended June 30, 2004. If this benefit were to be excluded in determining the effective income tax rate for the 2004 period, the effective tax rate would be 21.1%, compared to 41.1% in prior-year period.

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MEC Results of Operations – For the Three Months Ended June 30, 2004

Revenues

MEC's total revenues in the three months ended June 30, 2004 were $191.5 million, including $187.4 million from racing operations and $4.1 million from real estate and other operations. This compares to total revenues of $188.3 million in the comparable 2003 period, including $182.9 million from racing operations and $5.4 million from real estate and other operations. The increase of $4.5 million in revenue from racing operations is primarily attributable to increased decoder revenues at MEC's California racetracks as a result of revenue being recognized for amounts previously in dispute, increased revenues at The Maryland Jockey Club as a result of increased attendance and wagering at Pimlico on the Preakness Stakes®, the opening of MEC's newest racetrack, Magna Racino™, for live racing on April 4, 2004 and the acquisition of Flamboro Downs, partially offset by reduced gross wagering revenues at Santa Anita Park and Gulfstream Park as a result of seven fewer live race days. The increase in the average exchange rate of the euro and Canadian dollar against the U.S. dollar contributed $2.5 million to the increase in revenues.

In the three months ended June 30, 2004, gross wagering revenues from MEC's racing operations decreased 2% to $143.1 million, compared to $145.5 million in the 2003 comparable period, primarily due to reduced gross wagering revenues at Santa Anita Park and Gulfstream Park as a result of seven fewer live race days. Non-wagering revenues in the three months ended June 30, 2004 increased 18% to $44.2 million, compared to $37.4 million in the three months ended June 30, 2003, primarily due to increased decoder revenues at MEC's California tracks, increased admissions and parking revenues at The Maryland Jockey Club due to increased attendance during the Preakness, increased food and beverage revenues at several of MEC's facilities, as well as commissions earned from the Flamboro Downs slot facility. As a percentage of gross wagering revenues, non-wagering revenues increased from 25.7% in the three months ended June 30, 2003 to 30.9% in the three months ended June 30, 2004 primarily due to the same factors.

Revenues from real estate and other operations were $4.1 million in the three months ended June 30, 2004, down 24% from $5.4 million in the three months ended June 30, 2003. The decrease was caused by a decline of approximately $1.5 million in golf club access fee revenues from Magna.

Purses, Awards and Other

Purses, awards and other decreased to $83.0 million in the three months ended June 30, 2004 from $87.2 million in the three months ended June 30, 2003. As a percentage of gross wagering revenues, purses, awards and other decreased from 60.0% in the three months ended June 30, 2003 to 58.0% in the three months ended June 30, 2004, primarily due to the mix of wagers made, the states the wagers were made in and the mix of on-track versus off-track wagering. The higher exchange rate of the euro and Canadian dollar against the U.S. dollar contributed an increase of $0.2 million.

Operating Costs

Operating costs increased $14.7 million to $88.5 million in the three months ended June 30, 2004, primarily due to the opening of Magna Racino™, start-up costs related to RaceONTV™ and other European business developments, the acquisition of Flamboro Downs and higher costs of food and beverage due to increased food and beverage revenue. The higher value of the euro and Canadian dollar contributed $1.6 million of the increase. In addition, there was a $1.0 million increase in predevelopment and other costs, most of which was related to the pursuit of alternative gaming opportunities in states where MEC operates. As a percentage of total revenues, operating costs increased from 39.2% in the three months ended June 30, 2003 to 46.2% in the three months ended June 30, 2004 primarily due to pre-operating and start-up costs incurred in advance of revenues at Magna Racino™, RaceONTV™ and other European business developments and higher predevelopment and other costs.

General and Administrative Expenses

General and administrative expenses were $15.5 million in the three months ended June 30, 2004 compared to $16.3 million in the three months ended June 30, 2003, a decrease of $0.8 million or 5%. The decrease is

MI Developments Inc.      2004    23

primarily attributable to focused efforts to reduce costs. As a percentage of total revenues, general and administrative expenses decreased from 8.6% in the three months ended June 30, 2003 to 8.1% in the three months ended June 30, 2004, primarily due to cost containment efforts.

Depreciation and Amortization

Depreciation and amortization increased $1.4 million from $7.8 million in the three months ended June 30, 2003 to $9.2 million in the three months ended June 30, 2004, primarily due to the increased depreciation at MEC's Palm Meadows training centre related to additional stall and dormitory construction, the opening of Magna Racino™ and the acquisition of Flamboro Downs. The increase in the average value of the euro and Canadian dollar contributed $0.1 million to the increase.

Interest Expense, Net

MEC's net interest expense for the three months ended June 30, 2004 increased $4.0 million over the prior year period to $6.8 million. The higher net interest expense is attributable to the issuance of $150.0 million of convertible subordinated notes in June 2003 as well as less interest being capitalized with respect to projects under development. In the three months ended June 30, 2004, $0.4 million of interest was capitalized with respect to projects under development, compared to $1.5 million in the prior year period.

Write-down of Long-lived Assets

As a result of the major redevelopment of the Gulfstream Park racetrack, which entails the demolition of a substantial portion of the current buildings and related structures, and the redevelopment of Laurel Park's racing surfaces, a write-down of long-lived assets was necessary. As a result, MEC has recognized non-cash write-downs of $26.3 million and $0.4 million relating to Gulfstream Park and Laurel Park's long-lived assets, respectively, during the three months ended June 30, 2004.

Gains on Disposal of Real Estate

MEC sold three non-core real estate properties for proceeds of $12.3 million during the three months ended June 30, 2004 which generated gains of $7.0 million. MEC did not have any disposals of real estate during the three months ended June 30, 2003.

Income Tax Expense (Recovery)

An income tax recovery of $17.1 million was recorded on MEC's loss before dilution losses, income taxes and minority interest of $31.1 million in the three months ended June 30, 2004, compared to an income tax recovery of $0.2 million on MEC's income before dilution losses, income tax recovery and minority interest of $0.4 million in the three months ended June 30, 2003. A reduction in enacted income tax rates in Austria caused the recognition of an income tax benefit of $5.2 million during the three months ended June 30, 2004. If this benefit were to be excluded in determining the effective income tax rate for the 2004 period, the effective tax rate would be 38.1%, compared to (61.5%) in the prior-year period.

MEC Statements of Cash Flows

Six Months Ended June 30, 2004

Cash Provided by Operating Activities

Cash provided by operations before changes in non-cash working capital decreased $1.1 million to $27.9 million in the six months ended June 30, 2004 from $29.0 million in the six months ended June 30, 2003, primarily due to decreased earnings in the six months ended June 30, 2004. In the six months ended June 30, 2004, cash used for non-cash working capital balances was $21.1 million compared to cash used for non-cash working capital balances of $1.9 million in the six months ended June 30, 2003 primarily due to increases in restricted cash, accounts receivable and prepaid expenses and other at June 30, 2004 compared to the respective balances at December 31, 2003.

24    MI Developments Inc.      2004

Cash Used in Investing Activities

Cash used in investment activities in the six months ended June 30, 2004 was $40.6 million, including expenditures of $56.8 million on real estate property and fixed asset additions and $0.4 million on other asset additions, partially offset by $16.6 million of net proceeds received on the disposal of non-core real estate and fixed assets. Expenditures relating to real estate property and fixed asset additions in the six months ended June 30, 2004 included $23.8 million on Magna Racino™, $7.4 million for construction at MEC's Palm Meadows training center, $4.8 million on the Gulfstream redevelopment, $4.2 million at The Maryland Jockey Club, $4.0 million on the entertainment facility including a new restaurant and sports bar at Santa Anita Park, $3.7 million on maintenance capital improvements, $0.8 million for the purchase of land in Ocala, Florida, and $8.1 million of expenditures related to other racetrack property enhancements, infrastructure and development costs on certain of MEC's properties.

Cash Provided by Financing Activities

Cash provided by financing activities was $17.5 million in the six months ended June 30, 2004, primarily as a result of additional long-term debt incurred by MEC's European operations of $18.4 million and debt incurred to fund the purchase of a mobile video screen that will be used at MEC's racetracks of $0.9 million, utilization by one of MEC's subsidiaries of $2.0 million of its revolving credit facility to fund capital expenditures and the issuance of $0.9 million of share capital on the exercise of stock options, partially offset by repayments of long-term debt of $4.6 million.

MID ACTUAL CONSOLIDATED RESULTS OF OPERATIONS

Overview

The following discussions are related to the consolidated operating results for the Company for the six months and three months ended June 30, 2004. For a more detailed discussion of the actual operating results of the Real Estate Business for the six months and three months ended June 30, 2004, please refer to the discussion under the headings REAL ESTATE BUSINESS; Real Estate Business Results of Operations – For the Six Months Ended June 30, 2004 and Real Estate Business Results of Operations – For the Three Months Ended June 30, 2004. For a more detailed discussion of the actual operating results of MEC for the six months and three months ended June 30, 2004, please refer to the discussion under the heading MAGNA ENTERTAINMENT; MEC Results of Operations – For the Six Months Ended June 30, 2004 and MEC Results of Operations – For the Three Months Ended June 30, 2004.

For the Six Months Ended June 30, 2004

Revenues

Consolidated revenues increased by $33.4 million, or 6%, to $547.5 million for the six months ended June 30, 2004. The increase was principally caused by a $22.0 million increase in constant-dollar1 MEC revenues, a $3.3 million increase in constant-dollar revenues for the Real Estate Business, and an $8.1 million increase in U.S. dollar revenues due mainly to the higher average exchange rate of the euro and Canadian dollar for the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

1
The term "constant-dollar" refers to changes calculated by keeping foreign currencies' exchange rates against the U.S. dollar constant between the periods under comparison.

Operating Costs and Expenses

Consolidated operating costs and expenses increased by $56.5 million, or 12%, to $533.1 million for the six months ended June 30, 2004. The increase in operating costs and expenses is a result of an increase in MEC constant-dollar operating costs and expenses of $65.0 million and a $4.6 million increase in reported U.S. dollar costs and expenses due to the higher average exchange rate of the euro and Canadian dollar against the U.S. dollar, which was partially offset by a decrease in Real Estate Business constant-dollar operating costs and expenses of $13.1 million.

MI Developments Inc.      2004    25

The decrease in Real Estate Business operating costs and expenses is due to a decrease in interest expense in the six months ended June 30, 2004 compared to the six months ended June 30, 2003. This effect was partially offset by increases in general and administrative expenses and depreciation and amortization.

The increase in MEC operating costs and expenses was the result of a $26.7 million write-down of long-lived assets in the 2004 period, increases in operating costs related to new European business ventures, the opening of Magna Racino™, and the consolidation of Flamboro Downs during the six months ended June 30, 2004, which was accounted for using the equity method from January 1, 2003 to April 16, 2003; higher expenses for depreciation and amortization; and higher interest expenses.

Gains (Losses) on Disposal of Real Estate

In the six months ended June 30, 2004, the Company recognized gains on disposal of real estate of $9.5 million, compared to an immaterial amount for the six months ended June 30, 2003. During the six months ended June 30, 2004, MEC recorded gains of $9.6 million on the sale of three non-core real estate properties, while the Real Estate Business had a loss on disposal of real estate of $0.1 million on the sale of a vacant parcel of land.

Dilution Losses

In the six months ended June 30, 2004, the Company recorded dilution losses of $0.1 million related to its investment in MEC as a result of MEC's issuance of 175,000 shares pursuant to the exercise of stock options and the issuance of 24,000 shares pursuant to other stock based compensation arrangements. No dilution losses were recorded in the six months ended June 30, 2003.

Income Tax Expense

For the six months ended June 30, 2004, income tax expense of $3.8 million was recorded against an income before dilution losses, income tax expense and minority interest of $23.9 million, while in the six months ended June 30, 2003, income tax expense of $15.7 million was provided against income before income tax expense, minority interest and dilution losses of $37.5 million. A reduction in enacted income tax rates in Austria caused the recognition of an income tax benefit of $5.2 million by MEC and a $2.0 million income tax expense in the Real Estate Business during the six months ended June 30, 2004. Excluding the effect of the Austrian tax change, on a consolidated basis, the Company's effective tax rate decreased from 41.8% in the 2003 period to 29.4% in the current year. The decrease in tax rate was caused by changes in the Company's capital structure as part of the spin-off from Magna, partially offset by the effect of non-tax deductible stock-based compensation expense included in the Company's results for the six-month period ended June 30, 2004.

Minority Interest in MEC

Minority interest expense related to non-controlling equity interests in MEC was a recovery of $1.3 million for the six months ended June 30, 2004, compared to minority interest expense of $5.2 million for the six months ended June 30, 2003. The minority interest expense decreased because MEC's income before the effect of minority interest decreased by $16.4 million between the six months ended June 30, 2003 and the same period in 2004.

For the Three Months Ended June 30, 2004

Revenues

Consolidated revenues increased by $5.1 million, or 2%, to $222.6 million for the three months ended June 30, 2004. The increase was principally caused by a $0.7 million increase in constant-dollar2 MEC revenues, a $0.9 million increase in constant-dollar revenues for the Real Estate Business, and a $3.5 million increase in U.S. dollar revenues due mainly to the higher average exchange rate of the euro and Canadian dollar for the three months ended June 30, 2004 compared to the three months ended June 30, 2003.

26    MI Developments Inc.      2004

2
The term "constant-dollar" refers to changes calculated by keeping foreign currencies' exchange rates against the U.S. dollar constant between the periods under comparison.

Operating Costs and Expenses

Consolidated operating costs and expenses increased by $32.9 million, or 16%, to $241.9 million for the three months ended June 30, 2004. The increase in operating costs and expenses is a result of an increase in MEC constant-dollar operating costs and expenses of $39.8 million and a $2.5 million increase in reported U.S. dollar costs and expenses due to the higher average exchange rate of the euro and Canadian dollar against the U.S. dollar, which was partially offset by a decrease in Real Estate Business constant-dollar operating costs and expenses of $9.4 million.

The decrease in Real Estate Business operating costs and expenses is due to a decrease in interest expense in the three months ended June 30, 2004 compared to the same period in 2003. This effect was partially offset by an increase in general and administrative expenses and depreciation and amortization expense.

The increase in MEC operating costs and expenses was the result of a $26.7 million write-down of long-lived assets in the 2004 period; increases in operating costs related to new European business ventures; the opening of Magna Racino™; higher expenses for depreciation and amortization; and higher interest expenses.

Gains (Losses) on Disposal of Real Estate

In the three months ended June 30, 2004, gains on disposal of real estate were $7.0 million, while there were none in the three months ended June 30, 2003. During the three months ended June 30, 2004, MEC recorded gains of $7.0 million on the sale of two non-core real estate properties, while the Real Estate Business' losses on disposal of real estate were immaterial.

Dilution Losses

There were no dilution losses in the three months ended June 30, 2004 or 2003.

Income Tax Expense (Recovery)

For the three months ended June 30, 2004, an income tax recovery of $10.1 million was recorded against a loss before dilution losses, income tax recovery and minority interest of $12.3 million, while in the three months ended June 30, 2003, income tax expense of $3.2 million was provided against income before income tax expense, minority interest and dilution losses of $8.4 million. A reduction in enacted income tax rates in Austria caused the recognition of an income tax benefit of $5.2 million by MEC and an income tax expense of $2.0 million in the Real Estate Business during the three months ended June 30, 2004. Excluding the effect of the Austrian tax change, on a consolidated basis, the Company's effective tax rate increased from 37.8% in the 2003 period to 56.5% in the current year. This was caused by changes in pre-tax income between segments.

Minority Interest in MEC

Minority interest expense related to non-controlling equity interests in MEC was a recovery of $5.8 million for the three months ended June 30, 2004, compared to a recovery of $0.1 million for the three months ended June 30, 2003. The minority interest recovery increased because MEC's income before the effect of minority interest decreased by $14.6 million between the three months ended June 30, 2003 and the same period in 2004.

LIQUIDITY AND CAPITAL RESOURCES

Real Estate Business

The outstanding long-term debt in the Real Estate Business at June 30, 2004 was $6.6 million, which is the total of mortgages on three properties. The Real Estate Business had $60.0 million of cash and cash equivalents at June 30, 2004.

The Real Estate Business generated funds from operations of $45.7 million in the six months ended June 30, 2004. The Real Estate Business' balance of shareholders' equity was $1.2 billion at June 30, 2004.

MI Developments Inc.      2004    27

On March 19, 2004, MID received a receipt for a final Base Shelf Prospectus (the "Prospectus") from Canadian securities regulatory authorities for the issuance, from time to time, of up to Cdn $650 million of unsecured debt securities. Unless otherwise specified in a prospectus supplement, the net proceeds resulting from the issuance of debt securities under the Prospectus will be used for the Company's general corporate purposes, including developments and acquisitions arising from the Company's ongoing relationship with the Magna group, as well as development and re-development projects that the Company may enter into with respect to land and facilities owned by MEC.

The Company has a $50.0 million credit facility agreement with a Canadian chartered bank. Amounts may be drawn under the facility in either U.S. or Canadian dollars. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. Currently, the Company is subject to the lowest applicable margin available, with drawn amounts incurring interest at the London Interbank Offered Rate ("LIBOR") or bankers' acceptance rates plus 1.25%, or base or prime rate plus 0.25%. The facility is unsecured. The Company currently pays a commitment fee of 0.30% per annum on undrawn amounts. The credit facility contains negative and affirmative financial and operating covenants. At June 30, 2004, the Company was in compliance with all of these covenants. The facility has a term of 364 days and matures on September 24, 2004, at which time it may be converted into a one-year term loan. The amount available under the facility at June 30, 2004 was $50.0 million. The Company is currently in discussions with the lender and it is the Company's expectation that it will renegotiate and extend this facility and increase the amount available under the facility to $250.0 million.

Management believes that the Real Estate Business could access additional capital based on the fact that the Real Estate Business' real estate portfolio, which had a net book value of $1.2 billion at June 30, 2004, is almost entirely unleveraged. The Real Estate Business believes that its cash resources, funds from operations, and available third-party borrowings will be sufficient to finance its operations and capital expenditure program. Additional acquisition and development activity will depend on the availability of suitable investment opportunities and related financing.

The Real Estate Business did not have any significant off-balance sheet financing arrangements during the six months ended June 30, 2004.

MEC

The total of MEC's outstanding long-term debt, note obligations and bank indebtedness was $411.7 million at June 30, 2004. At that date, MEC had cash and cash equivalents of $82.9 million and total shareholders' equity and minority interest of $664.1 million. MEC also had unused and available credit facilities of approximately $29.5 million.

The credit agreement for MEC's $50.0 million senior, revolving credit facility expires on October 8, 2004, but may be extended with the consent of both parties. The facility is secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park and is guaranteed by certain of MEC's subsidiaries which own and operate Golden Gate Fields, Gulfstream Park and Santa Anita Park and operate Bay Meadows. At June 30, 2004, MEC had no borrowings under this facility, but had issued letters of credit totaling $21.8 million.

One of MEC's subsidiaries, The Santa Anita Companies, Inc., is a party to a secured term loan facility, which bears interest at LIBOR plus 2.2% per annum. MEC has entered into an interest rate swap contract and fixed the rate of interest at 6.0% per annum to November 30, 2004, the maturity date of the term loan facility. At June 30, 2004, $49.0 million was outstanding under this fully-drawn term loan facility. MEC is currently in discussions with the lender and it is MEC's expectation that it will renegotiate and extend this loan facility and increase the amount available under the loan facility.

In the six months ended June 30, 2004, one of MEC's European subsidiaries entered into a Euro-denominated term loan facility, secured by a first and second mortgage on land in Austria owned by the European subsidiary, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2% per annum. At June 30, 2004, $18.5 million was outstanding on this facility, which matures on December 15, 2006.

28    MI Developments Inc.      2004

On November 27, 2002, contemporaneous with its acquisition of The Maryland Jockey Club, MEC granted the remaining minority interest shareholders of The Maryland Jockey Club the option to sell such interest to MEC, at any time during the first five years after closing of the acquisition. A cash payment of $18.3 million plus interest will be required on exercise of the option. At June 30, 2004, this obligation has been reflected on MEC's balance sheet as long-term debt due after one year.

As of June 30, 2004, one of MEC's subsidiaries had borrowed $8.7 million under a $10.0 million revolving credit loan facility to fund capital expenditures. The indebtedness under the facility is secured by deeds of trust on land, buildings and improvements and by security interests in all other assets of this subsidiary and certain affiliates of The Maryland Jockey Club. The advances under the facility bear interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum. This credit loan facility was scheduled to expire on July 7, 2004, however, it was extended until September 7, 2004. At this time, MEC expects to renegotiate the revolving credit loan facility and convert it to a term loan.

At June 30, 2004, MEC was in compliance with all of its debt agreements and related covenants. MEC's ability to continue to meet these financial covenants may be adversely affected by a deterioration in business conditions or its results of operations, adverse regulatory developments and other events beyond MEC's control. In particular, it is possible that MEC may not be able to meet the financial covenants under its $50.0 million senior, revolving credit facility at the quarterly reporting date during the remaining term of the facility, which expires on October 8, 2004, unless the facility is extended with the consent of both parties. If MEC fails to comply with these financial covenants and the bank is unwilling to waive such a covenant breach, it will result in the occurrence of an event of default under the facility, in which case the bank may terminate the facility, demand repayment of all amounts borrowed by MEC and require adequate security or collateral for all outstanding letters of credit under the facility. At June 30, 2004, MEC had no borrowings and had issued letters of credit totaling $21.8 million under the facility.

In order to fully implement its strategic plan, including the redevelopment of Gulfstream Park, and capitalize on future growth opportunities, MEC will be required to seek additional debt, equity and/or other financing through public or private sources which could include the Company. MEC may also decide to sell some of its real estate holdings, golf courses and other assets in order to finance certain portions of its strategic plan. If such additional financing and sources of funds are not available to MEC as needed, or on terms that are acceptable to MEC, MEC may not be able to fully implement its strategic plan. MEC believes that its current cash resources, cash flow from its racing and real estate operations, including proceeds from the anticipated sales of non-core real estate and other assets, and available borrowings under its credit and loan facilities described above, assuming the extension or renewal of those facilities, will be sufficient to finance its operations and the balance of its capital expenditure program during the next year. If MEC is unable to extend and renew its credit and loan facilities on a timely basis, or at all, and if they are unable to sell a sufficient amount of their real estate holdings, golf courses and other assets or secure additional financing in the third and fourth quarters of 2004, MEC will not have the cash resources to continue the redevelopment of Gulfstream Park on the current schedule and the project would be delayed.

MEC's off-balance sheet financing arrangements are limited to operating lease contracts.

COMMITMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENCIES

Information on the Company's commitments, contractual obligations, and contingencies is detailed in the annual financial statements and MD&A for the year ended December 31, 2003. On a quarterly basis, the Company updates that disclosure for any material changes outside the ordinary course of business.

For other details on the Company's commitments, contractual obligations, and contingencies, refer to note 13 to the unaudited interim consolidated financial statements for the six months ended June 30, 2004.

OUTSTANDING SHARES

As at the date of this MD&A, the Company had 47,612,083 Class A Subordinate Voting Shares and 548,238 Class B Shares outstanding. For further details, refer to note 9 to the unaudited interim consolidated financial statements for the six months ended June 30, 2004.

MI Developments Inc.      2004    29

NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

Standards Adopted in Three and Six Months Ended June 30, 2004

For a discussion of new accounting standards adopted, see note 2 to the unaudited interim consolidated financial statements for the three and six months ended June 30, 2004.

Standards To Be Adopted for Balance of 2004

Financial Instruments

In January 2004, the CICA amended Handbook Section 3860, "Financial Instruments – Disclosure and Presentation" ("CICA 3860"). CICA 3860 was amended to provide guidance for classifying certain financial instruments that embody obligations that may be settled by the issuance of the issuer's equity shares as debt when the instrument that embodies the obligations does not establish an ownership relationship. These new requirements are to be applied to fiscal years beginning on or after November 1, 2004.

Consolidation of Variable Interest Entities

In June 2003, the CICA approved an Accounting Guideline, "Consolidation of Variable Interest Entities" (AcG-15). AcG-15 provides guidance on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. AcG-15 applies to annual and interim periods beginning on or after November 1, 2004.

Although the Company does not expect any of the above pronouncements to have a material effect on its reported results of operations or financial position, it is still reviewing the pronouncements and their ultimate impact on the Company's consolidated financial statements has not yet been determined.

RELATED PARTY TRANSACTIONS

Please refer to note 12 to the unaudited interim consolidated financial statements for the three and six months ended June 30, 2004.

FORWARD-LOOKING STATEMENTS

The contents of this MD&A contain statements which, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management's good-faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. These risks and uncertainties include, but are not limited to: global economic conditions; the state of the global automobile industry; the competitive nature of the auto parts industry and its dependence on outsourcing; the financial and operating health of Magna International Inc. and its majority-owned subsidiaries; increased crude oil and energy prices; MID's relationships with its controlling shareholder and with related parties; the potential for non-renewal of expiring leases; potential limitations on MID's ability to renew leases at market rates; foreign currency exchange rates; risks and uncertainties affecting property development, including construction delays, cost overruns, and obtaining necessary permits and financing; losses in excess of tenant insurance coverage; not being able to dispose of assets for sale on advantageous terms; changes to legal and regulatory conditions; the effects of terrorism or war; risks and uncertainties related to MID's investment in MEC, including expectations as to operational improvements; expectations as to cost savings, revenue growth, and earnings; estimates of costs related to environmental remediation and restoration; proposed new racetracks or other developments, products, and services;

30    MI Developments Inc.      2004

expectations that the resolution of contingent liabilities will not have a material adverse affect on MEC's consolidated financial position, operating results, business prospects or liquidity; and other factors set out in MID's Prospectus filed with the Canadian Securities Commissions and the Securities Exchange Commission. In evaluating forward-looking statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this MD&A to reflect subsequent information, events or circumstances or otherwise.

MI Developments Inc.      2004    31

Interim Consolidated
Financial Statements and Notes
 For the three and six months ended June 30, 2004

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(unaudited)

	Consolidated				Real Estate Business				Magna Entertainment Corp.
	Three months ended June 30,		Six months ended June 30,		Three months ended June 30,		Six months ended June 30,		Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Revenues
Rental revenue (note 12)	$31,121	$29,168	$63,378	$55,726	$31,121	$29,168	$63,378	$55,726	$—	$—	$—	$—
Racing, real estate and other (note 12)	191,451	188,267	484,125	458,382	—	—	—	—	191,451	188,267	484,125	458,382

	222,572	217,435	547,503	514,108	31,121	29,168	63,378	55,726	191,451	188,267	484,125	458,382

Operating costs and expenses
Purses, awards and other	82,964	87,229	237,352	232,950	—	—	—	—	82,964	87,229	237,352	232,950
Operating costs	88,504	73,790	178,362	150,085	—	—	—	—	88,504	73,790	178,362	150,085
General and administrative	19,414	18,177	44,227	36,142	3,891	1,903	12,218	3,608	15,523	16,274	32,009	32,534
Depreciation and amortization	17,676	15,979	34,450	30,589	8,518	8,182	16,872	15,355	9,158	7,797	17,578	15,234
Interest expense (income), net	6,642	13,837	12,056	26,821	(120)	11,029	(255)	21,530	6,762	2,808	12,311	5,291
Write-down of MEC's long-lived assets (note 3)	26,685	—	26,685	—	—	—	—	—	26,685	—	26,685	—

Operating income (loss)	(19,313)	8,423	14,371	37,521	18,832	8,054	34,543	15,233	(38,145)	369	(20,172)	22,288
Gains (losses) on disposal of real estate	7,029	—	9,494	21	—	—	(132)	21	7,029	—	9,626	—
Dilution losses	—	—	(143)	—	—	—	—	—	—	—	(143)	—

Income (loss) before income taxes and minority interest	(12,284)	8,423	23,722	37,542	18,832	8,054	34,411	15,254	(31,116)	369	(10,689)	22,288
Income tax expense (recovery)	(10,142)	3,186	3,817	15,704	6,927	3,413	11,237	6,543	(17,069)	(227)	(7,420)	9,161
Minority interest	(5,826)	(146)	(1,300)	5,150	—	—	—	—	(5,826)	(146)	(1,300)	5,150

Net income (loss)	$3,684	$5,383	$21,205	$16,688	$11,905	$4,641	$23,174	$8,711	$(8,221)	$742	$(1,969)	$7,977

Basic and diluted earnings per Class A Subordinate Voting or Class B Share (note 4)	$0.08	$0.44

Average number of Class A Subordinate Voting and Class B Shares outstanding during the period (in thousands) (note 4)
Basic	48,160	48,149
Diluted	48,215	48,204

See accompanying notes

Consolidated Statements of Changes in Deficit and Magna's Net Investment
(U.S. dollars in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Deficit, beginning of period, as previously reported (note 5)	$(40,435)	$—	$(49,488)	—
Adjustment for change in accounting policy related to stock-based compensation (note 2)	—	—	(4,134)	—

Deficit, beginning of period, after change in accounting policy	(40,435)	—	(53,622)	—
Magna's net investment, beginning of period	—	1,513,523	—	1,432,225
Net income	3,684	5,383	21,205	16,688
Dividends	(4,334)	—	(8,668)	—
Net contribution by Magna	—	72,372	—	139,723
Charge to net investment related to lease amendments	—	—	—	(5,494)
Change in currency translation adjustment	—	19,197	—	27,333

Deficit at June 30, 2004 and Magna's net investment at June 30, 2003	$(41,085)	$1,610,475	$(41,085)	$1,610,475

See accompanying notes

MI Developments Inc.      2004    33

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)
(unaudited)

					Real Estate Business
	Consolidated								Magna Entertainment Corp.
					Three months ended June 30,
	Three months ended June 30,		Six months ended June 30,				Six months ended June 30,		Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$3,684	$5,383	$21,205	$16,688	$11,905	$4,641	$23,174	$8,711	$(8,221)	$742	$(1,969)	$7,977
Items not involving current cash flows (note 6)	29,808	15,567	52,542	37,979	11,407	9,141	22,658	16,957	18,401	6,426	29,884	21,022
Changes in non-cash balances (note 6)	(13,609)	(11,398)	(11,192)	(26,036)	423	(4,527)	9,858	(24,132)	(14,032)	(6,871)	(21,050)	(1,904)

Cash provided by (used in) operating activities	19,883	9,552	62,555	28,631	23,735	9,255	55,690	1,536	(3,852)	297	6,865	27,095

INVESTMENT ACTIVITIES
Property and fixed assets additions	(41,587)	(44,653)	(76,140)	(96,736)	(13,072)	(29,129)	(19,363)	(68,215)	(28,515)	(15,524)	(56,777)	(28,521)
Other assets disposals (additions)	(110)	(11,439)	(610)	(10,712)	(137)	1,119	(188)	1,119	27	(12,558)	(422)	(11,831)
Proceeds on disposal of real estate properties	12,594	—	17,872	1,042	—	—	1,265	1,042	12,594	—	16,607	—

Cash provided by (used in) investing activities	(29,103)	(56,092)	(58,878)	(106,406)	(13,209)	(28,010)	(18,286)	(66,054)	(15,894)	(28,082)	(40,592)	(40,352)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	—	967	2,000	(49,006)	—	967	—	663	—	—	2,000	(49,669)
Issuance of long-term debt (note 8)	876	2,463	19,257	20,363	—	2,463	—	2,463	876	—	19,257	17,900
Issuance of subordinated notes by MEC	—	145,000	—	145,000	—	—	—	—	—	145,000	—	145,000
Repayment of long-term debt	(3,305)	(7,798)	(4,773)	(10,831)	(75)	—	(153)	(57)	(3,230)	(7,798)	(4,620)	(10,774)
Issuance of shares	—	—	721	173	—	—	721	—	—	—	—	173
Minority investment in subsidiary	—	—	852	—	—	—	—	—	—	—	852	—
Dividends paid	(8,668)	—	(8,668)	—	(8,668)	—	(8,668)	—	—	—	—	—
Net contribution by Magna	—	17,940	—	64,932	—	17,940	—	64,932	—	—	—	—

Cash provided by (used in) financing activities	(11,097)	158,572	9,389	170,631	(8,743)	21,370	(8,100)	68,001	(2,354)	137,202	17,489	102,630

Effect of exchange rate changes on cash and cash equivalents	1,311	2,369	(20)	4,694	1,081	(1,481)	627	(1,123)	230	3,850	(647)	5,817

Net increase (decrease) in cash and cash equivalents during the period	(19,006)	114,401	13,046	97,550	2,864	1,134	29,931	2,360	(21,870)	113,267	(16,885)	95,190
Cash and cash equivalents, beginning of period	161,946	78,039	129,894	94,890	57,154	8,435	30,087	7,209	104,792	69,604	99,807	87,681

Cash and cash equivalents, end of period	$142,940	$192,440	$142,940	$192,440	$60,018	$9,569	$60,018	$9,569	$82,922	$182,871	$82,922	$182,871

See accompanying notes

34    MI Developments Inc.      2004

Consolidated Balance Sheets
(U.S. dollars in thousands)
(unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	June 30, 2004	December 31, 2003	June 30, 2004	December 31, 2003	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$142,940	$129,894	$60,018	$30,087	$82,922	$99,807
Restricted cash	32,236	24,738	—	—	32,236	24,738
Accounts receivable	53,097	51,223	9,353	17,008	43,744	34,215
Income taxes receivable	—	1,809	—	—	—	1,809
Prepaid expenses and other	21,816	13,457	640	518	21,176	12,939

	250,089	221,121	70,011	47,613	180,078	173,508

Real estate properties, net (note 7)	2,036,470	2,066,382	1,207,444	1,227,512	829,026	838,870
Fixed assets, net	46,093	31,562	449	208	45,644	31,354
Deferred rent receivable	13,358	13,930	13,358	13,930	—	—
Racing licenses	234,294	236,098	—	—	234,294	236,098
Other assets, net	13,616	20,229	176	323	13,440	19,906
Future tax assets	47,111	42,820	10,300	12,790	36,811	30,030

	$2,641,031	$2,632,142	$1,301,738	$1,302,376	$1,339,293	$1,329,766

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$8,696	$6,696	$—	$—	$8,696	$6,696
Accounts payable and accrued liabilities	144,580	128,481	21,311	18,487	123,269	109,994
Income taxes payable	7,542	2,571	4,154	2,571	3,388	—
Long-term debt due within one year (note 8)	56,547	58,618	547	570	56,000	58,048
Deferred revenue	10,521	19,335	—	—	10,521	19,335

	227,886	215,701	26,012	21,628	201,874	194,073

Long-term debt (note 8)	143,093	128,387	6,053	6,361	137,040	122,026
Note obligations	209,976	208,933	—	—	209,976	208,933
Future tax liabilities	158,401	164,275	32,099	30,790	126,302	133,485
Minority interest	283,989	282,752	—	—	283,989	282,752

	1,023,345	1,000,048	64,164	58,779	959,181	941,269

Shareholders' equity:
Class A Subordinate Voting Shares (note 9)	1,553,811	1,552,901
Class B Shares (note 9)	17,893	17,893
Contributed surplus	2,506	—
Deficit (note 5)	(41,085)	(49,488)
Currency translation adjustment	84,561	110,788

	1,617,686	1,632,094	1,237,574	1,243,597	380,112	388,497

	$2,641,031	$2,632,142	$1,301,738	$1,302,376	$1,339,293	$1,329,766

Commitments and contingencies (note 13)
See accompanying notes

MI Developments Inc.      2004    35

Notes to Interim Consolidated Financial Statements
(All amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(All amounts as at June 30, 2004 and 2003 and for the three and six months ended June 30, 2004 and 2003 are unaudited)

1.     BASIS OF PRESENTATION

The unaudited interim consolidated financial statements have been prepared in U.S. dollars following the accounting policies as set out in the annual consolidated financial statements for the year ended December 31, 2003, except as discussed in note 2 below. The Company has reclassified certain prior period amounts to conform to the current period's presentation.

The unaudited interim consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively "MID" or the "Company"). MID is the former real estate division of Magna International Inc. ("Magna") and became a separate, publicly traded company on September 2, 2003. The Company's results for the three and six months ended June 30, 2003 are presented on a carve-out basis from Magna.

The Company holds an investment in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to the inter-track, off-track, and account wagering markets. The Company owns approximately 59% of MEC's total equity, representing 96.6% of the total voting power of its outstanding stock. MEC's results are consolidated with the Company's results, with minority ownership accounted for as minority interest.

The unaudited interim consolidated financial statements do not conform in all respects to the requirements of generally accepted accounting principles ("GAAP") for annual financial statements. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the 2003 annual consolidated financial statements.

In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at June 30, 2004 and 2003 and the results of operations and cash flows for the three and six month periods ended June 30, 2004 and 2003.

MEC's racing business is seasonal in nature. MEC's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     ACCOUNTING CHANGES

Stock-based Compensation

In November 2003, the Canadian Institute of Chartered Accountants ("CICA") amended Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments", to require the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company adopted these requirements effective January 1, 2004. The standard has been applied on a retroactive basis. The consolidated statements of income (loss) for the three and six months ended June 30, 2003 have not been restated. During the three and six months ended June 30, 2004, the cumulative impact of stock-based compensation for the fiscal years ended December 31, 2003 and 2002 was recognized in the financial statements as an adjustment to opening deficit. At the segment level, the impact of this recognition was an increase in MEC's minority interest of $3.2 million and a decrease in MEC's shareholders' equity of $3.2 million. On a consolidated basis, the impact of the restatement was an increase in minority interest of $3.2 million, an increase in deficit of $4.1 million, and an increase in contributed surplus of $0.9 million.

In the three months ended June 30, 2004, the effect of the adoption of the fair value method for stock-based compensation expense was an increase in general and administrative expenses of $0.5 million (Real Estate Business – $0.1 million; MEC – $0.4 million) and a decrease in minority interest expense of $0.2 million. In the six months ended June 30, 2004, the effect of the adoption of the fair value method for stock-based

36    MI Developments Inc.      2004

compensation expense was an increase in general and administrative expenses of $2.3 million (Real Estate Business – $1.8 million; MEC – $0.5 million) and a decrease in minority interest expense of $0.2 million.

Compensation expense is recognized for stock options based upon the fair value of the options at the grant date. The fair value of the options is recognized over the vesting period of the options as general and administrative expense with a corresponding amount included in equity as contributed surplus.

The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. If other assumptions are used, stock-based compensation expense could be significantly impacted.

The contributed surplus balance is reduced as the options are exercised and the amount initially recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise.

Asset Retirement Obligations

In March 2003, the CICA issued Handbook Section 3110, "Asset Retirement Obligations" ("CICA 3110"). CICA 3110 establishes standards for the recognition, measurement and disclosure of asset retirement obligations and the related asset retirement costs. CICA 3110 is effective for fiscal years beginning on or after January 1, 2004. The adoption of CICA 3110 did not have any impact on the Company's unaudited interim consolidated financial statements for the three and six months ended June 30, 2004.

Hedging Relationships

The CICA previously approved certain amendments to Accounting Guideline 13, "Hedging Relationships" ("AcG-13") which were adopted by the Company effective January 1, 2004. AcG-13 provides guidance on the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and for the discontinuance of hedge accounting. The amendments clarified certain of the requirements in AcG-13 and provided additional application guidance. The adoption of AcG-13 did not have an impact on the Company's unaudited interim consolidated financial statements for the three and six months ended June 30, 2004.

3.     WRITE-DOWN OF MEC'S LONG-LIVED ASSETS

(a)
MEC has commenced a major redevelopment of its Gulfstream Park racetrack. As a result, MEC has recognized a non-cash write-down of $26.3 million in the three months ended June 30, 2004 related to Gulfstream Park's long-lived assets in connection with the redevelopment.

  The project includes significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It also includes the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities. The capital budget for the redevelopment of Gulfstream Park, first announced in April 2004, has been increased to approximately $145 million.

  MEC's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is MEC's expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project entails the demolition of a substantial portion of the current buildings and related structures, temporary facilities will be erected to house the 2005 meet.

  The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet. Although the redevelopment is being scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of Gulfstream Park's operations during the 2005 meet and there is a risk that the redevelopment will not be completed

MI Developments Inc.      2004    37

  according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

(b)
MEC has also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, MEC has recognized a non-cash write-down of $0.4 million in the three months ended June 30, 2004 related to Laurel Park's long-lived assets in connection with the redevelopment.

  The project includes significant modifications and enhancements to the racing surfaces, including the construction of a new, wider turf course. It is MEC's expectation that the new racing surfaces will be completed prior to the start of Laurel Park's 2004 meet.

4.     EARNINGS PER SHARE

Earnings per share are not presented for the three and six months ended June 30, 2003 as that period was prior to the Company's spin-off from Magna.

Diluted earnings per share for the three and six months ended June 30, 2004 are computed as follows:

	Three months ended June 30, 2004	Six months ended June 30, 2004
Net income	$3,684	$21,205

Weighted average number of Class A Subordinate Voting and
Class B Shares outstanding during the period (thousands)	48,160	48,149
Stock options (thousands)	55	55

	48,215	48,204

Basic and diluted earnings per Class A Subordinate Voting or Class B Share	$0.08	$0.44

The computation of diluted earnings per share for the three and six months ended June 30, 2004 excludes the effect of the potential exercise of 100,000 options as such options were not "in-the-money" and their impact would be anti-dilutive.

5.     DEFICIT

Deficit reflects only the operations of the Company subsequent to August 29, 2003, which was the date when Magna's net investment was fixed for the purpose of the distribution of the Company's Class A Subordinate Voting Shares and Class B Shares to Magna's shareholders.

38    MI Developments Inc.      2004

6.     DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Real Estate Business
Losses (gains) on disposal of real estate	$–	$—	$132	$(21)
Straight-line rent adjustment	(66)	(901)	(240)	(1,767)
Depreciation and amortization	8,518	8,182	16,872	15,355
Future income taxes	2,831	1,197	4,011	2,882
Stock-based compensation expense	124	—	1,764	—
Other	—	663	119	508

	11,407	9,141	22,658	16,957

MEC
Gains on disposal of real estate	(7,029)	—	(9,626)	—
Depreciation and amortization	9,158	7,797	17,578	15,234
Future income taxes	(5,983)	(2,387)	(5,519)	(1,315)
Minority interest	(5,826)	(146)	(1,300)	5,150
Stock-based compensation expense	351	—	492	—
Dilution losses	—	—	143	—
Write-down of long-lived assets	26,685	—	26,685	—
Other	1,045	1,162	1,431	1,953

	18,401	6,426	29,884	21,022

Consolidated	$29,808	$15,567	$52,542	$37,979

(b)
Changes in non-cash balances:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Real Estate Business
Accounts receivable	$(26)	$(832)	$6,273	$(2,039)
Prepaid expenses and other	(217)	(3,155)	(135)	(3,188)
Deferred rent receivable	530	56	678	56
Accounts payable and accrued liabilities	(1,594)	(404)	5,821	(16,010)
Dividends payable	—	—	(4,334)	—
Income taxes payable	1,730	(192)	1,555	(2,951)

	423	(4,527)	9,858	(24,132)

MEC
Restricted cash	12,303	12,451	(4,935)	5,887
Accounts receivable	21,534	21,198	(6,543)	9,637
Prepaid expenses and other	3,368	6,332	(7,057)	1,246
Accounts payable and accrued liabilities	(21,178)	(46,123)	9,449	(27,362)
Deferred revenue	(17,167)	—	(8,720)	1,813
Income taxes receivable/payable	(12,892)	(729)	(3,244)	6,875

	(14,032)	(6,871)	(21,050)	(1,904)

Consolidated	$(13,609)	$(11,398)	$(11,192)	$(26,036)

MI Developments Inc.      2004    39

7.     REAL ESTATE PROPERTIES

Real estate properties consist of:

	June 30, 2004	December 31, 2003
Real Estate Business
Income-producing properties under operating leases
Land	$181,696	$179,848
Buildings, parking lots and roadways – cost	1,052,602	1,058,948
Buildings, parking lots and roadways – accumulated depreciation	(166,692)	(150,913)

	1,067,606	1,087,883

Development properties
Land and improvements	101,902	124,926
Properties under development	12,087	8,700

	113,989	133,626

Properties held for sale	25,849	6,003

	1,207,444	1,227,512

MEC
Revenue-producing racetrack properties
Land and improvements	219,996	210,859
Buildings – cost	310,550	253,619
Buildings – accumulated depreciation	(46,453)	(36,454)
Construction in progress	121,644	101,216

	605,737	529,240

Under-utilized racetrack properties	96,864	97,201

Development properties
Land and improvements	45,098	60,089
Properties under development	559	62,441

	45,657	122,530

Revenue-producing non-racetrack properties
Land and improvements	34,277	35,236
Buildings – cost	53,272	53,939
Buildings – accumulated depreciation	(9,279)	(8,621)

	78,270	80,554

Properties held for sale	2,498	9,345

	829,026	838,870

Consolidated	$2,036,470	$2,066,382

8.     LONG-TERM DEBT

On March 19, 2004, MID received a receipt for a final Base Shelf Prospectus (the "Prospectus") from Canadian securities regulatory authorities for the issuance, from time to time, of up to Cdn. $650 million of unsecured debt securities. Unless otherwise specified in a prospectus supplement, the net proceeds resulting from the issue of debt securities under the Prospectus will be used for the Company's general corporate purposes, including developments and acquisitions arising from the Company's ongoing relationship with the

40    MI Developments Inc.      2004

Magna group, as well as development and redevelopment projects that the Company may enter into with respect to land and facilities owned by MEC.

In the first quarter of 2004, one of MEC's European subsidiaries entered into a €15 million term loan facility. The facility, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2%, is secured by a first and second mortgage on land in Austria owned by the European subsidiary. At June 30, 2004, $18.5 million was outstanding on this facility, which matures on December 15, 2006.

At June 30, 2004, the Company is in compliance with all of its debt agreements and related financial covenants.

Prior to the spin-off of MID from Magna, the Real Estate Business' continuing funding requirements were advanced by Magna. These advances bore interest at rates not exceeding the borrowing jurisdiction's bank prime rate and were recorded as part of Magna's net investment.

Consolidated long-term debt at June 30, 2004 includes secured obligations of $174.4 million (Real Estate Business – $6.6 million; MEC – $167.8 million).

9.     SHARE CAPITAL

Changes in Class A Subordinate Voting Shares and Class B Shares for the three and six months ended June 30, 2004 are shown in the following table (number of shares and book value in the following table are in thousands):

	Number	Book Value
Class A Subordinate Voting Shares issued and outstanding at December 31, 2003	47,582,083	$1,552,901
Issued on exercise of stock options	30,000	910

Class A Subordinate Voting Shares issued and outstanding at June 30, 2004	47,612,083	$1,553,811

Class B Shares issued and outstanding at December 31, 2003 and June 30, 2004	548,238	$17,893

10.  STOCK-BASED COMPENSATION

(a)
In 2003, MID's Board of Directors approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. A maximum of 2.85 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID grants stock options to certain directors, officers, key employees and consultants to purchase MID's Class A Subordinate Voting Shares. 1/5th of options vest on the date of grant, and remaining options vest over a period of 4 years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

  Activity in MID's option plan was as follows:

	Number	Weighted Average Exercise Price ($Cdn)	Weighted Average Remaining Contractual Life (years)
Stock options outstanding at December 31, 2003	575,000	$31.85	9.7
Options granted	100,000	39.26
Options exercised	(30,000)	31.85

Stock options outstanding at June 30, 2004	645,000	$33.05	9.3

Stock options exercisable at June 30, 2004	225,000	$32.54	9.2

MI Developments Inc.      2004    41

  The outstanding and exercisable MID stock options range in exercise price from Cdn.$31.85 to Cdn.$39.26. There were no MID stock options granted or exercised in the three months ended June 30, 2004. The 100,000 MID stock options granted during the six months ended June 30, 2004 each had a fair value of $7.57. There were no MID stock options granted during the three and six months ended June 30, 2003.

  The fair value of the MID stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

Six Months Ended June 30,	2004
Risk-free interest rate	3.0%
Expected dividend yield	1.20%
Expected volatility of MID's Class A Subordinate Voting Shares	30.2%
Weighted average expected life (years)	4

(b)
MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000, which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of MEC's Class A Subordinate Voting Stock are available to be issued under the MEC Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the MEC Plan. During the three months ended June 30, 2004, no MEC shares were issued under the MEC Plan. During the six months ended June 30, 2004, 199,000 MEC shares were issued under the MEC Plan, including 175,000 MEC shares issued on the exercise of MEC stock options.

  MEC grants stock options to certain directors, officers, key employees and consultants to purchase shares of MEC's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of MEC at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the MEC Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreement entered into by MEC with each recipient of options.

  During the three months ended June 30, 2004, no MEC stock options were granted, exercised, cancelled or expired. During the six months ended June 30, 2004, 150,000 MEC stock options were granted with an average fair value of $2.25 per option, 175,000 MEC stock options were exercised, and 144,000 MEC stock options were cancelled. During the three and six months ended June 30, 2003, 640,000 MEC stock options were granted with an average fair value of $1.50 per option.

  At June 30, 2004, there were 4,672,500 MEC stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.16 per share. There were 3,901,311 MEC stock options exercisable at June 30, 2004 with a weighted average exercise price of $6.11 per share.

  The fair value of MEC stock option grants is estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Risk-free interest rate	N/A	2.0%	3.0%	2.0%
Expected dividend yield	N/A	0.84%	0.84%	0.84%
Expected volatility of MEC's Class A
Subordinate Voting Stock	N/A	0.534	0.578	0.534
Weighted average expected life (years)	N/A	4.0	4.0	4.0

42    MI Developments Inc.      2004

  Pro Forma Results Under Fair Value Method

  If the fair value method of accounting for stock-based compensation had been applied to the Company's results prior to the adoption of the fair value method effective January 1, 2004, the Company's pro forma net income would have been as follows:

	Three months ended June 30, 2003	Six months ended June 30, 2003
Net income, as reported	$5,383	$16,688
Stock-based compensation expense – MID	—	—
Stock-based compensation expense, net of tax – MEC	(895)	(1,762)
Minority interest in MEC stock-based
compensation expense	370	729

Pro forma net income	$4,858	$15,655

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period.

11.  SEGMENTED INFORMATION

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented in the Company's internal financial reports between wholly-owned operations (the Real Estate Business) and publicly traded operations (MEC). The segregation of operations between wholly-owned and publicly traded operations recognizes the fact that in the case of the Real Estate Business, the Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas in the case of MEC, such responsibility resides with its separate board of directors and executive management.

The Company's reporting segments are as follows:

Real Estate Business

The Real Estate Business owns real estate assets in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, Poland, the Czech Republic, Belgium and Spain. Substantially all these real estate assets are leased to, or are under development for subsequent lease to, Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

MEC

MEC currently operates or manages twelve thoroughbred racetracks, two standardbred (harness racing) racetracks, two racetracks that run both thoroughbred and standardbred meets, one greyhound track, and three thoroughbred training centres. In addition, MEC operates off-track betting facilities, XpressBet™, a national Internet and telephone account wagering business, owns and operates HorseRacing TV™, a television channel focused on horse racing, and owns a 30% equity investment in AmTote International, Inc., a provider of totalisator services. MEC also operates two golf courses and related facilities.

The Company's interim Consolidated Statements of Income (Loss), Consolidated Statements of Cash Flows, and Consolidated Balance Sheets have been arranged so as to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

12.  TRANSACTIONS WITH RELATED PARTIES

Mr. F. Stronach, Magna's Chairman of the Board, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. The Stronach Trust also controls Magna through the right to direct the

MI Developments Inc.      2004    43

votes attaching to 66% of Magna's Class B Shares. Since the Company and Magna are under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)   Charges to Magna

  Substantially all of the Company's rental revenue relates to leases with Magna and its wholly-owned and publicly traded subsidiaries.

  During the year ended December 31, 2001, MEC entered into an access agreement with Magna for Magna's use of the golf course and the clubhouse meeting, dining and other facilities in Aurora, Ontario. The agreement, which expired on December 31, 2003, stipulated an annual access fee of $3.9 million (Cdn. $5.0 million). During the three and six months ended June 30, 2004, no revenue was recognized related to this agreement (three and six months ended June 30, 2003 – $0.7 million and $1.4 million, respectively).

  Effective March 1, 1999, MEC began charging Magna an access fee for Magna's use of the golf course and related facilities in Oberwaltersdorf, Austria. The agreement, which expired on March 1, 2004, stipulated a yearly fee of $3.1 million (€2.5 million). During the three months ended June 30, 2004, no revenue was recognized related to this agreement (three months ended June 30, 2003 – $0.7 million). During the six months ended June 30, 2004, $0.5 million of revenue was recognized related to this agreement (six months ended June 30, 2003 – $1.6 million).

  MEC has granted Magna a right of first refusal to purchase its two golf courses.

  During the three months ended June 30, 2004, the Company charged and collected construction management fees from a subsidiary of Magna for $0.2 million.

  Included in the Real Estate Business' accounts receivable at June 30, 2004 are amounts due from Magna and its subsidiaries in the amount of $0.2 million (December 31, 2003 – $8.2 million).

(b)   Charges from Magna

  During the three and six months ended June 30, 2003, the Company incurred $10.4 million and $21.3 million, respectively, of interest charges from Magna.

  Magna charges the Company for certain administrative services which have continued to be provided following the spin-off of the Company from Magna. In the three and six months ended June 30, 2004, these charges totalled nil and $0.1 million, respectively (three and six months ended June 30, 2003 – nil), and are included in the Real Estate Business' general and administrative expenses.

  Included in the Real Estate Business' accounts payable and accrued liabilities at June 30, 2004 are amounts due to Magna and its subsidiaries in the amount of $1.0 million (December 31, 2003 – $0.7 million). Included in MEC's accounts payable and accrued liabilities at June 30, 2004 are amounts due to Magna and its subsidiaries in the amount of $0.5 million (December 31, 2003 – nil).

13.  COMMITMENTS AND CONTINGENCIES

(a)
MEC generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(b)
In the ordinary course of business activities, the Company and its subsidiaries may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

44    MI Developments Inc.      2004

(c)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of MEC, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $6.0 million had been spent by June 30, 2004. In addition, MEC has deposited $5.0 million in an escrow account and the remaining $4.0 million has been committed to be spent on future capital expenditures and renovations. MEC's capital expenditure plan for 2004 anticipates satisfying this spending commitment by the end of 2004.

(d)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, MEC has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At June 30, 2004, this obligation has been reflected on MEC's balance sheet as long-term debt due after one year.

(e)
The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The term of the Maryland Operating Agreement runs from June 9, 2004 through September 15, 2004, unless earlier terminated in accordance with its terms, or extended by mutual agreement of the parties.

  The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico Race Course, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico Race Course or Laurel Park are running live races.

  Since coming into effect on June 9, 2004, The Maryland Operating Agreement has enabled Pimlico Race Course, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico Race Course and Laurel Park on all standardbred race signals.

  Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and OTB facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. If the current arrangement is not renewed on comparable terms and the operating restrictions, which applied from April 19, 2004 to June 9, 2004, were to come into effect after September 15, 2004 for the remainder of 2004, the potential negative impact to MEC's earnings before income taxes in 2004 is estimated to be approximately $1.4 million.

(f)
MEC's Bay Meadows lease expires on December 31, 2004. Although MEC is continuing to explore alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex, this project is still in the early stages of planning and is subject to regulatory and other approvals. At this

MI Developments Inc.      2004    45

  time, it is unlikely that the Bay Meadows lease will be extended beyond December 31, 2004. If this lease is not renewed on comparable terms or at all, MEC's operating results would be materially adversely affected, at least until time as an alternative venue could be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as MEC's Bay Meadows operation has been. Bay Meadows has budgeted earnings before income taxes for 2005 of $3.0 million.

(g)
MEC is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this redevelopment were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at June 30, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.2 million. If MEC decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

(h)
In December 2003, MEC entered into an agreement to sell the real property and buildings of its wholly-owned subsidiary, MI Racing Inc., which owns and operates Great Lakes Downs, for approximately $4.2 million, which represents the net book value of these assets. The closing of the sale is subject to a number of outstanding conditions including regulatory approval and a leaseback arrangement. In January 2004, MEC formally requested the transfer of the Great Lakes Downs racetrack license to the purchaser. On August 9, 2004, approval of that transfer was obtained from the Office of the Racing Commissioner in Michigan. Following the successful transfer of the racetrack license, MEC will enter into a lease arrangement pursuant to which MEC will continue as the facility operator of Great Lakes Downs.

(i)
MEC continues to explore various means of monetizing or improving the returns from its golf courses in Aurora, Ontario and Oberwaltersdorf, Austria. MEC's objective would be to realize at least the net book values of these properties from any sale, however, should it determine not to sell the properties, MEC would consider renewing or negotiating new access arrangements with Magna. The terms of any sale or renewal of the access arrangements will determine whether a write-down of the carrying value of these properties is required. The amount of such write-downs, if any, cannot reasonably be estimated until such terms are finalized. Furthermore, there can be no assurance that MEC will be successful in either concluding a sale of each of the golf courses, or entering into agreements to renew the access arrangements for such courses, on acceptable terms. The aggregate carrying value at June 30, 2004 of these golf course fixed assets is approximately $75.7 million. The aggregate net book value at June 30, 2004, of MEC's golf course net assets is approximately $64.9 million.

(j)
In June 2003, MEC purchased an approximately 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $0.8 million, and (c) three percent of revenues not related to horse racing in excess of $0.8 million. As the owner of an approximately 22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's operating costs on the consolidated statements of income (loss).

(k)
MEC's contractual commitments related to construction and development projects outstanding at June 30, 2004 amounted to approximately $36.7 million.

46    MI Developments Inc.      2004

14.  SUBSEQUENT EVENTS

(a)
On July 13, 2004, MID announced its intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not currently owned by MID for consideration of U.S. $1.05 in cash and 0.2258 of an MID Class A Subordinate Voting Share per share of MEC Class A Subordinate Voting Stock. The anticipated transaction value was $285.8 million based on the closing price of MID's Class A Subordinate Voting Shares on July 12, 2004.

  Also on July 13, 2004, the Company announced that it had purchased from Fair Enterprise Limited, a company controlled by Frank Stronach (the Chairman of the Company and MEC and a trustee of the controlling shareholder of the Company) and by members of the Stronach family, 3,682,515 shares of MEC Class A Subordinate Voting Stock for US$0.89 and approximately 0.1922 of a Class A Subordinate Voting Share of the Company per share of MEC Class A Subordinate Voting Stock representing a price of US$5.96 per share. This transaction stipulates that should the proposed offer to acquire all of the outstanding shares of MEC not proceed, Fair Enterprise Limited may re-acquire these shares of MEC Class A Subordinate Voting Stock at the same consideration.

  Subsequent to the announcement of the transaction as proposed, the Company has been named as a defendant in seven class action suits on behalf of the shareholders of MEC in connection with the offer. The goal of the lawsuits is to seek the highest possible offer for the public shares and seek an injunction against completion of an unfair bid or damages from the named defendants.

(b)
A subsidiary of MEC has a $10.0 million revolving credit loan facility to fund capital expenditures that was scheduled to mature on July 7, 2004 but has been extended until September 7, 2004. The indebtedness under the facility is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of the Maryland Jockey Club. The advances under the facility bear interest at either the U.S. Prime rate or the London Interbank Offered Rate ("LIBOR") plus 2.6%. At June 30, 2004, there was $8.7 million borrowed under the credit facility. At this time, MEC expects to renegotiate the revolving credit loan facility and convert it to a term loan.

MI Developments Inc.      2004    47

Pro Forma Consolidated
Statements of Income (Loss)
 For the three and six months ended June 30, 2004

Pro Forma Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(unaudited)

	Consolidated				Real Estate Business				Magna Entertainment Corp.
	Three months ended June 30,		Six months ended June 30,		Three months ended June 30,		Six months ended June 30,		Three months ended June 30,		Six months ended June 30,
	2004(1)	2003(2)	2004(1)	2003(2)	2004(1)	2003(2)	2004(1)	2003(2)	2004(1)	2003(2)	2004(1)	2003(2)
Revenues
Rental revenue	$31,121	$29,168	$63,378	$55,902	$31,121	$29,168	$63,378	$55,902	$—	$—	$—	$—
Racing, real estate and other	191,451	189,396	484,125	465,711	—	—	—	—	191,451	189,396	484,125	465,711

	222,572	218,564	547,503	521,613	31,121	29,168	63,378	55,902	191,451	189,396	484,125	465,711

Operating costs and expenses
Purses, awards and other	82,964	87,511	237,352	235,176	—	—	—	—	82,964	87,511	237,352	235,176
Operating costs	88,504	74,078	178,362	152,688	—	—	—	—	88,504	74,078	178,362	152,688
General and administrative	19,414	18,826	44,227	38,166	3,891	2,151	12,218	4,187	15,523	16,675	32,009	33,979
Depreciation and amortization	17,676	15,998	34,450	30,749	8,518	8,182	16,872	15,391	9,158	7,816	17,578	15,358
Interest expense (income), net	6,642	5,285	12,056	11,296	(120)	—	(255)	—	6,762	5,285	12,311	11,296
Write-down of MEC's long-lived assets	26,685	—	26,685	—	—	—	—	—	26,685	—	26,685	—

Operating income (loss)	(19,313)	16,866	14,371	53,538	18,832	18,835	34,543	36,324	(38,145)	(1,969)	(20,172)	17,214
Gains (losses) on disposal of real estate	7,029	—	9,494	21	—	—	(132)	21	7,029	—	9,626	—
Dilution losses	—	—	(143)	—	—	—	—	—	—	—	(143)	—

Income (loss) before income taxes and minority interest	(12,284)	16,866	23,722	53,559	18,832	18,835	34,411	36,345	(31,116)	(1,969)	(10,689)	17,214
Income tax expense (recovery)	(10,142)	4,203	3,817	17,797	6,927	5,383	11,237	10,287	(17,069)	(1,180)	(7,420)	7,510
Minority interest	(5,826)	(719)	(1,300)	3,734	—	—	—	—	(5,826)	(719)	(1,300)	3,734

Net income (loss)	$3,684	$13,382	$21,205	$32,028	$11,905	$13,452	$23,174	$26,058	$(8,221)	$(70)	$(1,969)	$5,970

Basic and diluted earnings per Class A Subordinate Voting or Class B Share	$0.08	$0.28	$0.44	$0.67

(1)
No pro forma adjustments have been made to results for the three and six months ended June 30, 2004.

(2)
See note 2 to the pro forma consolidated statements of income (loss) for details of pro forma adjustments made to the statements of income (loss) for the three and six months ended June 30, 2003.

Notes to Pro forma Statements of Income (Loss)

(All amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(All amounts for the three and six months ended June 30, 2004 and 2003 are unaudited)

1.     BASIS OF PRESENTATION

The unaudited pro forma consolidated statements of income (loss) of MI Developments Inc. (the "Company") have been prepared from the Company's consolidated statements of income (loss) for the three and six months ended June 30, 2003. The pro forma consolidated statements of income (loss) have been prepared on the basis of the assumptions and adjustments described in note 2 below and should be read in conjunction with the interim consolidated financial statements as at and for the three and six months ended June 30, 2004 and 2003 ("Consolidated Financial Statements") of the Company, including the related notes thereto.

The pro forma consolidated statements of income (loss) have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Neither a pro forma statement of income (loss) for the three and six months ended June 30, 2004 nor a pro forma balance sheet as at June 30, 2004 were required, as none of the pro forma adjustments had any impact on the actual consolidated results for the three and six months ended June 30, 2004.

The pro forma consolidated statements of income (loss) are not necessarily indicative of the results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

MI Developments Inc.      2004    49

2.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The following tables illustrate the pro forma adjustments made to the statements of income (loss) for the three and six months ended June 30, 2003:

		Pro Forma Adjustments
Three Months Ended June 30, 2003	Consolidated	Real Estate Business		Magna Entertainment Corp.		Pro Forma Consolidated
		Note 2(a)		Note 2(b)
Revenues
Rental revenue	$29,168	$—		$—		$29,168
Racing, real estate and other	188,267	—		1,129	(i)	189,396

	217,435	—		1,129		218,564

Operating costs and expenses
Purses, awards and other	87,229	—		282	(i)	87,511
Operating costs	73,790	—		288	(i)	74,078
General and administrative	18,177	248	(ii)	401	(i),(ii)	18,826
Depreciation and amortization	15,979	—		19	(i)	15,998
Interest expense (income), net	13,837	(11,029	)(iii)	2,477	(i),(ii)	5,285

Income (loss) before income taxes and minority interest	8,423	10,781		(2,338)		16,866
Income tax expense (recovery)	3,186	1,970	(iv)	(953	)(i),(ii)	4,203
Minority interest	(146)	—		(573	)(iii)	(719)

Net income (loss)	$5,383	$8,811		$(812)		$13,382

		Pro Forma Adjustments
Six Months Ended June 30, 2003	Consolidated	Real Estate Business		Magna Entertainment Corp.		Pro Forma Consolidated
		Note 2(a)		Note 2(b)
Revenues
Rental revenue	$55,726	$176	(i)	$—		$55,902
Racing, real estate and other	458,382	—		7,329	(i)	465,711

	514,108	176		7,329		521,613

Operating costs and expenses
Purses, awards and other	232,950	—		2,226	(i)	235,176
Operating costs	150,085	—		2,603	(i)	152,688
General and administrative	36,142	579	(ii)	1,445	(i),(ii)	38,166
Depreciation and amortization	30,589	36	(i)	124	(i)	30,749
Interest expense (income), net	26,821	(21,530	)(iii)	6,005	(i),(ii)	11,296

Operating income (loss)	37,521	21,091		(5,074)		53,538
Gain on disposal of real estate	21	—		—		21

Income (loss) before income taxes and minority interest	37,542	21,091		(5,074)		53,559
Income tax expense (recovery)	15,704	3,744	(iv)	(1,651	)(i),(ii)	17,797
Minority interest	5,150	—		(1,416	)(iii)	3,734

Net income (loss)	$16,688	$17,347		$(2,007)		$32,028

50    MI Developments Inc.      2004

The pro forma consolidated statements of income (loss) have been presented assuming that Magna International Inc. ("Magna") completed the spin-off of the Company as a separate public company as of January 1, 2002, and give effect to the following items as of these respective dates:

(a)
Real Estate Business

(i)
Tesma facilities

    On January 31, 2003, the Company purchased three properties from Tesma International Inc. ("Tesma"), a public subsidiary of Magna, for cash consideration of $25.0 million and leased them back to Tesma under operating leases. The pro forma consolidated statement of income (loss) for the three months ended June 30, 2003 is not impacted by this transaction, however, the pro forma consolidated statement of income (loss) for the six months ended June 30, 2003 includes adjustments to revenues of $176,000 and depreciation expense of $36,000 related to these properties.

  (ii)
  General and administrative expenses

    General and administrative expenses have been adjusted to reflect incremental committed executive compensation costs.

  (iii)
  Elimination of historical intercompany interest

    The adjustments to interest expense in the pro forma consolidated statements of income (loss) give pro forma effect to the elimination of interest expense on historical advances from Magna since all intercompany advances were eliminated in the initial capitalization of the Company.

  (iv)
  Tax adjustments

    The pro forma consolidated statements of income (loss) reflect the tax effect on the foregoing Real Estate Business adjustments, where applicable, computed at assumed income tax rates as follows:

	As at June 30, 2003	For the three and six month periods ended June 30, 2003
Canada	30.1%	36.6%
United States	38.0%	38.0%
Mexico	32.0%	34.0%
Austria	34.0%	34.0%
Germany	38.5%	40.1%
Spain	35.0%	35.0%

    In addition, in conjunction with the spin-off transactions, the legal structure of the Company was amended. The pro forma consolidated statements of income (loss) reflect the tax impact resulting from this reorganization as if it had been implemented on January 1, 2002.

  (b)
  Magna Entertainment Corp.

  (i)
  Acquisitions

    The pro forma consolidated statements of income (loss) reflect the April 16, 2003 transfer of the shares of Ontario Racing Inc., which acquired Flamboro Downs ("Flamboro") in Hamilton, Ontario in October 2002, to Magna Entertainment Corp. ("MEC") as if it had been completed effective January 1, 2002.

MI Developments Inc.      2004    51

    The pro forma consolidated statements of income (loss) for the three and six months ended June 30, 2003 include adjustments related to the Flamboro acquisition as follows:

	Three months ended June 30, 2003	Six months ended June 30, 2003
Revenues	$1,129	$7,329
Purses, awards and other	282	2,226
Operating costs	288	2,603
General and administrative	273	1,129
Depreciation and amortization	19	124
Interest expense, net	103	616

Operating income	164	631
Income tax expense	164	631

Net income	$—	$—

  (ii)
  Convertible subordinated notes

    On June 2, 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes. The pro forma consolidated statements of income (loss) reflect the MEC convertible subordinated notes as if they were issued effective January 1, 2002, including the tax effect on the foregoing adjustment at the assumed income tax rate of 40%.

    The pro forma consolidated statement of income (loss) for the three months ended June 30, 2003 includes adjustments to general and administrative expenses of $0.1 million, interest expense of $2.4 million and income tax recovery of $1.1 million related to these convertible subordinated notes. The pro forma consolidated statement of income (loss) for the six months ended June 30, 2003 includes adjustments to general and administrative expenses of $0.3 million, interest expense of $5.4 million and income tax recovery of $2.3 million related to these convertible subordinated notes.

  (iii)
  Minority interest expense

    The pro forma consolidated statements of income (loss) include a minority interest charge related to the MEC pro forma adjustments. Minority interest expense has been recorded at 41.4% for the three and six months ended June 30, 2003.

(c)
Other

The pro forma earnings per share for the three and six months ended June 30, 2003 are based on the assumption that 47,582,083 Class A Subordinate Voting Shares and 548,238 Class B Shares were issued and outstanding during those periods.

3.     REAL ESTATE BUSINESS – PRO FORMA FUNDS FROM OPERATIONS

The Company measures and presents funds from operations for the Real Estate Business because it is a measure that is widely used by analysts and investors in evaluating the operating performance of real estate companies. However, funds from operations does not have standardized meaning under Canadian GAAP and therefore is unlikely to be comparable to similar measures presented by other companies.

52    MI Developments Inc.      2004

The Real Estate Business' funds from operations is based on pro forma information prepared in accordance with Canadian GAAP as follows:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net income	$11,905	$13,452	$23,174	$26,058
Add back (deduct) non-cash items:
Depreciation and amortization	8,518	8,182	16,872	15,391
Future income taxes	2,831	1,294	4,011	2,979
Stock-based compensation expense	124	—	1,764	—
Straight-line rent adjustment	(66)	(901)	(240)	(1,767)
Losses (gains) on disposal of real estate	—	—	132	(21)

Pro forma funds from operations	$23,312	$22,027	$45,713	$42,640

MI Developments Inc.      2004    53

Corporate Information

Office Locations
MI Developments Inc. 455 Magna Drive, 2nd Floor Aurora, Ontario, Canada L4G 7A9 Phone: (905) 713-6322 www.midevelopments.com	Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7A9 Phone: (905) 726-2462 www.magnaentertainment.com
United States 285 West Huntington Drive Arcadia, California, USA 91007 Phone: (626) 574-7223

Exchange Listings
Class A Subordinate Voting Shares:	Toronto Stock Exchange	(MIM.A)
	New York Stock Exchange	(MIM)
Class B Shares:	Toronto Stock Exchange	(MIM.B)

Investor Relations Queries
John Simonetti, Vice-President, Finance and Chief Financial Officer (905) 726-7619

Transfer Agents and Registrars
Canada	United States
Computershare Trust Company of Canada 100 University Avenue Toronto, Ontario, M5J 2Y1, Canada Phone: (416) 981-9633 www.computershare.com	Computershare Trust Company, Inc. 350 Indiana Street Golden, Colorado, USA 80801 Phone: (303) 262-0600

Board of Directors
Frank Stronach Chairman of the Board	Philip K. Fricke President, PKF Financial Consultants
Barry B. Byrd Partner, Pineiro, Wortman & Byrd, P.A.	Manfred Jakszus Director
The Honourable William G. Davis Counsel, Torys LLP	Brian V. Tobin Chief Executive Officer

Officers
Brian V. Tobin Chief Executive Officer	John Simonetti Vice-President, Finance and Chief Financial Officer
Andrew A.L. Blair Executive Vice-President and Chief Operating Officer
Edward C. Hannah Executive Vice-President, Corporate Development Secretary and General Counsel

MI Developments Inc. 455 Magna Drive, 2nd Floor Aurora, Ontario, Canada L4G 7A9 Phone: (905) 713-6322 www.midevelopments.com

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Corporate Information